UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Charter Communications, Inc.
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March 15, 2011

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202 on Tuesday, April 26, 2011 at 10:00 a.m. (Mountain Daylight Time).

All stockholders of record at the close of business on February 25, 2011 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Michael J. Lovett
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
CHARTER COMMUNICATIONS, INC.
Questions and Answers about Voting and the Annual Meeting
Proposal No. 1: Election of Class A Directors (Item 1 on Proxy Card)
Executive Compensation
Report of the Compensation and Benefits Committee
Compensation Discussion and Analysis
Summary Compensation Table
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Proposal No. 2: Approval of the Executive Bonus Plan (Item 2 on Proxy Card)
Proposal No. 3: Approval of the Executive Incentive Performance Plan
Proposal No. 4: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers (Item 4 on Proxy Card)
Proposal No. 5: Approval, on an Advisory Basis, of a Triennial Advisory Vote on Executive Compensation (Item 5 on Proxy Card)
Proposal No. 6: Ratification of the Appointment of Independent Registered Public Accounting Firm
Accounting Matters Principal Accounting Firm
Report of the Audit Committee
Section 16(a) Beneficial Ownership Reporting Requirement
Code of Ethics
Stockholder Proposals for 2012 Annual Meeting
Other Matters
Appendix A
Executive Bonus Plan
Appendix B

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CHARTER COMMUNICATIONS, INC.

Date:	Tuesday, April 26, 2011
Time:	10:00 a.m. (Mountain Daylight Time)
Place:	Four Seasons Hotel 1111 14th Street Denver, Colorado 80202

Matters to be voted on:

1.	To elect eleven Class A directors, nominated by our board of directors and named in this proxy statement;

2. To approve the Company’s Executive Bonus Plan;

3. To approve the Company’s Executive Incentive Performance Plan;

4. To hold an advisory vote on executive compensation;

5. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

6.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011; and

7. To vote on any other matters properly brought before the stockholders at the meeting.

    The proxy statement more fully describes these proposals.

By order of the Board of Directors,

Richard R. Dykhouse
Corporate Secretary

March 15, 2011

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2011. The 2011 notice and proxy statement and the 2010 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and The Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 15, 2011.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect eleven Class A directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To approve the Company’s Executive Bonus Plan;

•	Proposal 3: To approve the Company’s Executive Incentive Performance Plan;

•	Proposal 4: To hold an advisory vote on executive compensation;

•	Proposal 5: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 6: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011; and

•	Proposal 7: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the eleven Class A directors, nominated by our board of directors and named in this proxy statement;

•	FOR the approval of the Company’s Executive Bonus Plan;

•	FOR the approval of the Company’s Executive Incentive Performance Plan;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated the eleven current directors for re-election. The eleven directors who have been nominated by the board of directors and agreed to serve as directors are: Messrs. Cohn, Conn, Glatt, Jacobson, Karsh, Lee, Lovett, Markley, Merritt, Parker and Zinterhofer.

Who can vote at the annual meeting?

Holders of a total of 114,489,841 shares of Class A common stock, as of the close of business on February 25, 2011 (the “Record Date”), are entitled to vote at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date; your shares were registered in your name with BNY Mellon Shareholder Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares,” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, or other nominee, you should return your proxy in the envelope provided by such broker, or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees and “FOR” the proposals as described above.

If you are a beneficial owner and you do not provide the broker or other nominee which holds your shares with voting instructions, the broker or other nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 6, but not on non-routine matters such as Proposals 1, 2, 3, 4 and 5 . Therefore, if you do not provide voting instructions to the broker or other nominee that holds your shares, the broker or other nominee may only vote for Proposal 6 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the record and beneficial holders of the Class A common stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of Class A shares cast is required for (i) the election of the Class A directors, (ii) approval of the Company’s Executive Bonus Plan, (iii) approval of the Company’s Executive Incentive Performance Plan, (iv) approval, on an advisory basis, of the compensation of our named executive officers, (v) approval, on an advisory basis, of a triennial advisory vote on executive compensation, and (vi) the ratification of the appointment of KPMG as our independent registered public accounting firm, Proposals 1 through 6, respectively. Under our Certificate of Incorporation and Bylaws, for purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have the effect of a vote against the proposals. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

What are my choices in the proposals on the agenda?

On Proposal 1, you can vote your shares “FOR,” or you can withhold your vote for the Class A director nominees. On Proposals 2, 3, 4 and 6, you can (1) vote for a proposal, (2) vote against a proposal, or (3) abstain from voting. On Proposal 5, you can vote for an advisory vote on when to review executive compensation every (1) one year, (2) two years, or (3) years or (4) you may abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card.  Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the Proposals as noted above.

Can I vote via the Internet?

Stockholders with shares registered in their names with BNY Mellon Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: http://www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 25, 2011. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker, or other nominee.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote.

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A Directors
(Item 1 on Proxy Card)

The Company currently has eleven directors, each of whom is elected on an annual basis. The board of directors is soliciting your vote for the Class A directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, which we expect to occur at next year’s annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A DIRECTOR NOMINEES.

Information about the Class A Director Nominees

The following information concerns the eleven individuals who have been nominated by the board of directors for election by the Class A stockholders. Each of the following individuals currently serves as a Class A director.

Directors	Position(s)

Robert Cohn	Director
W. Lance Conn	Director
Darren Glatt	Director
Craig A. Jacobson	Director
Bruce A. Karsh	Director
Edgar Lee	Director
Michael J. Lovett.	Director, President and Chief Executive Officer
John D. Markley, Jr.	Director
David C. Merritt	Director
Stan Parker	Director
Eric L. Zinterhofer	Chairman of the Board of Directors

Robert Cohn, 61, was elected to the board of directors of Charter on December 1, 2009. Most recently, Mr. Cohn has served as an independent investor and advisor to growing companies. From 2002 to 2004, Mr. Cohn was a partner with Sequoia Capital, a high-tech venture capital firm in Silicon Valley. Mr. Cohn was the founder of Octel Communications Corporation and was the company’s Chairman and CEO from its inception in 1982 until it was purchased by Lucent Technologies in 1997. Mr. Cohn has served on various boards of public and private companies, including Octel, Trimble Navigation, Electronic Arts, Digital Domain, Ashford.com and Blue Lithium. Mr. Cohn currently serves on the board of directors of Right Hemisphere, Market Live and Taboola and is a Trustee of Robert Ballard’s Ocean Exploration Trust. Mr. Cohn holds a Bachelor of Science degree in Mathematics and Computer Science from the University of Florida and a M.B.A. from Stanford University. We believe Mr. Cohn’s qualifications to sit on Charter’s board include his experience as an executive and director.

W. Lance Conn, 42, was elected to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and an A.B degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Darren Glatt, 35, was elected to the board of directors of Charter on November 30, 2009. Mr. Glatt is a Principal at Apollo Management, L.P. and has been with Apollo since 2006. Prior to joining Apollo, Mr. Glatt was a member of the Media Group at Apax Partners from 2004 to 2006, a member of the Media Group at the Cypress Group from 2000 to 2002, and a member of the Mergers & Acquisitions Group at Bear, Stearns & Co. from 1998 to 2000. Mr. Glatt received a M.B.A. from the Harvard Business School and graduated from George Washington University’s School of Business & Public Management. We believe Mr. Glatt’s qualifications to sit on Charter’s board include his experience in media, banking and investments industries.

Craig A. Jacobson, 58, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, L.L.P., where he has practiced entertainment law for the past 20 years. Mr. Jacobson is a member of the Board of Directors of Expedia, Inc. and Aver Media, a privately held Canadian lending institution. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live-Nation, Inc. in January 2010. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D.

degree with Honors from George Washington University School of Law. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Bruce A. Karsh, 55, was elected to the board of directors of Charter on November 30, 2009. Since 1995, Mr. Karsh has served as President and co-founder of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, a Los Angeles- based investment management firm. Prior to co-founding Oaktree, Mr. Karsh was a Managing Director of Trust Company of the West (“TCW”) and its affiliate, TCW Asset Management Company, and the portfolio manager of the Special Credits Funds for seven years. Prior to joining TCW, Mr. Karsh worked as Assistant to the Chairman of Sun Life Insurance Company of America and of SunAmerica, Inc., its parent. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Mr. Karsh holds an A.B. degree in Economics from Duke University and a J.D. from the University of Virginia School of Law. Mr. Karsh serves as the Chairman of the Board of Directors for Duke University’s investment management company and serves as a director of Oaktree Capital Group, LLC, LBI Media Holdings, Inc. and LBI Media, Inc. During the last five years, Mr. Karsh has also served as a director of Littelfuse, Inc. We believe Mr. Karsh’s qualifications to sit on Charter’s board include his business and investment experience.

Edgar Lee, 35, was elected to the board of directors of Charter on January 18, 2011. He is Senior Vice President of Oaktree Capital Management, L.P. Mr. Lee joined Oaktree Capital Management in 2007. From 2005 to 2007, Mr. Lee was an Associate Director in the TMT Investment Banking division of UBS Investment Bank in Los Angeles. Prior to UBS, Mr. Lee was an Associate in the Fixed Income Division at Lehman Brothers Inc. Mr. Lee received a B.A. in Economics from Swarthmore College and a M.P.P. with a concentration in Applied Economics from Harvard University. We believe Mr. Lee’s qualifications to sit on Charter’s board include his business and investment experience.

Michael J. Lovett, 49, was elected a director and President and Chief Executive Officer of the Company on April 12, 2010, having previously served as Interim President and Chief Executive Officer and Chief Operating Officer from February 28, 2010 through April 12, 2010. Mr. Lovett previously served as Executive Vice President and Chief Operating Officer since 2005. Prior to that, he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005; as Senior Vice President, Midwest Division Operations; and as Senior Vice President of Operations Support of Charter from August 2003 through September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., from December 2001 to August 2003 and from November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc. Prior to that, Mr. Lovett served in a number of operating and leadership positions at AT&T and Jones Intercable. Mr. Lovett served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. We believe that Mr. Lovett’s qualifications to sit on our board include his many years of experience as an executive in the media industry.

John D. Markley, Jr., 45, was elected to the board of directors of Charter on November 30, 2009. Since 1996, Mr. Markley has been affiliated with Columbia Capital, a communications, media and technology investment firm, where he has served in a number of capacities, including portfolio company executive, general partner and venture partner. Prior to joining Columbia Capital, Mr. Markley served at the Federal Communications Commission, where he developed U.S. Government wireless communications and spectrum auction policy. He also held positions in corporate finance for Kidder, Peabody & Co. in both New York City and Hong Kong. Mr. Markley is a director of Telecom Transport Management, Inc., Broadsoft Inc., and Millennial Media, Inc. He received a B.A. degree from Washington and Lee University and a M.B.A. from Harvard University. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 56, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter’s board and Audit Committee since 2003. Effective March 2009, he is the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From October 2003 to September 2007, Mr. Merritt was a Managing Director of Salem Partners, LLC, an investment banking firm. Mr. Merritt is a director of Outdoor Channel Holdings, Inc. and of Calpine Corporation and currently serves as Chairman of the Audit Committee of each company. He is also a director of Buffet Holdings, Inc. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a Bachelor of Science degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Stan Parker, 34, was elected to the board of directors of Charter on January 18, 2011. He is a senior partner of Apollo Global Management LLC, having joined the firm as an associate in 2000. Prior to that time, Mr. Parker was employed by Salomon Smith Barney, Inc. in its Financial Entrepreneurs Group within the Investment Banking Division. Mr. Parker also serves on the board of directors of AMC Entertainment Inc., AMC Entertainment Holdings, Inc., Affinion Group, CEVA Logistics and Momentive Performance Materials. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania. We believe Mr. Parker’s qualifications to sit on Charter’s board include his business and investment experience.

Eric L. Zinterhofer, 39, was elected to the board of directors of Charter on November 30, 2009 and as non-executive Chairman of the board on December 1, 2009. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management. Mr. Zinterhofer is a director of Central European Media Enterprises Ltd., and Dish TV India Ltd. In the past five years, Mr. Zinterhofer was a director of iPCS, Inc, Unity Media SCA and Affinion Group, Inc. Mr. Zinterhofer received B.A. degrees in Honors Economics and European History from the University of Pennsylvania and received a M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and acts by written consent from time to time as necessary. The Company has not held an annual meeting for the past two years, but members of the board of directors are encouraged to attend the annual meeting each year. In 2010, the full board of directors held eleven meetings and acted two times by written consent. No incumbent director attended fewer than 75% of the total number of meetings of the board and of committees on which he or she served.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) and Finance Committee. The Audit, Compensation and Benefits and Nominating and Governance Committees each has a charter which is available on our website, www.charter.com.

Charter’s Audit Committee consisted of Messrs. Merritt, Jacobson and Christopher M. Temple in 2010. Mr. Temple resigned from the board of directors in January 2011 and Mr. Markley was appointed to succeed him on the Audit Committee. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board in 2010 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Audit Committee met eight times in 2010.

The Compensation and Benefits Committee, which has a written charter approved by the board, reviews and approves the Company’s compensation of the senior management of the Company and its subsidiaries. The Committee is comprised of Messrs. Conn, Cohn and Zinterhofer. Mr. Conn is Chairman of the Committee. All members of the Compensation and Benefits Committee were determined by the board in 2010 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Compensation and Benefits Committee met nine times in 2010 and executed three unanimous consents in lieu of meetings.

The Nominating and Corporate Governance Committee members in 2010 were Messrs. Karsh, Markley and William L. McGrath. Mr. McGrath resigned from the board of directors in January 2011 and Mr. Parker was appointed to succeed him on the Nominating and Governance Committee. In addition, when Mr. Markley was appointed to the Audit Committee, he was replaced on the Nominating and Corporate Governance Committee by Mr. Lee. Mr. Karsh is Chairman of the Committee. All members of the Nominating and Governance Committee were determined by the board in 2010 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee met four times in 2010.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code 162(m) for deductibility. The Committee is comprised of Messrs. Cohn and Markley and it met three times in 2010.

From time to time, the board may create “ad hoc” committees for specific projects or transactions. In 2010, the board appointed an ad hoc Finance Committee to review the Company’s financing activities and approve the terms and conditions of certain financing transactions referred to it by the board, in consultation with the Company’s legal and financial advisors. The Finance Committee in 2010 consisted of Messrs. Karsh, Merritt and Zinterhofer and met five times during the year.

The Company’s Nominating and Corporate Governance Committee of the board of directors has determined that Messrs. Cohn, Conn, Jacobson, Markley and Merritt are independent directors under NASDAQ rules as was Mr. Temple. Messrs. Glatt, Karsh, Lee, Parker and Zinterhofer are independent under the NASDAQ rules as was Mr. McGrath; however, their status or relationship with an affiliate of the Company prohibits an independence finding under SEC rules for Audit Committee membership purposes. Mr. Lovett is Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee. Charter’s Corporate Governance Guidelines provide that, among other things, that candidates for new board members to be considered by the Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. Candidates should include diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2012 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals not personally known by the current board members.

Board Leadership Structure and Risk Oversight

We separate the roles of CEO and Chairman of the board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the board provides guidance to the CEO and presides over meetings of the full Board. We could decide to combine these positions in the future.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis. The Audit Committee meets regularly with members of management in executive session, as well as with the Chief Compliance Officer, the Vice President of Internal Audit Services and representatives of our independent outside accounting firm. The Compensation and Benefits Committee oversees our compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations, the corporate guidelines and director independence.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

2010 Director Compensation

As stated previously, upon Charter’s emergence from its Chapter 11 proceedings on November 30, 2009, a new board of directors was appointed pursuant to the Plan consisting of W. Lance Conn, Robert Cohn, Bruce Karsh, Darren Glatt, John D. Markley, Jr., William McGrath, Neil Smit, Christopher Temple and Eric Zinterhofer. David C. Merritt was subsequently elected to the board of directors in December 2009. Mr. Smit resigned in February 2010 and Mr. Lovett was appointed to fill that vacancy. Craig Jacobson was elected to the board of directors in July 2010. Messrs. McGrath and Temple resigned as directors in January 2011 and Edgar Lee and Stan Parker were elected to fill those vacancies.

On January 21, 2010, the board of directors approved a director compensation package. The package includes an annual retainer of $80,000 in cash and an annual award of $80,000 in restricted stock. In addition, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the chair of each other committee receives $7,500 per year. Each Audit Committee member receives $15,000 per year, each Compensation and Benefits Committee member receives $10,000 per year and all other committee members receive $7,500 per year.

Mr. Glatt (as to Apollo Management, L.P.), Mr. Karsh (as to Oaktree Capital Management, L.P.) and Mr. McGrath (as to Vulcan Inc.) each requested that all cash compensation they received for their participation on Charter’s board of directors or committees of the board be paid directly to their respective employers in accordance with their internal policies. Further, Mr. Glatt has declined the equity portion of his compensation for participation on Charter’s board of directors. Mr. Karsh accepted and retained the equity portion of his board compensation.

Directors who are employees do not receive additional compensation for board of directors’ participation. Mr. Lovett was the only director who was also an employee during 2010. Non-employee directors are not eligible for non-equity incentive compensation within the 2010 Executive Bonus Plan.

The following table sets forth information as of December 31, 2010 regarding the compensation to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2010.

	Fees Earned or Paid in	Stock
	Cash ($)	Awards ($)
Name	(1)	(2)	Total ($)

Robert Cohn	90,000	80,011	170,011
W. Lance Conn	100,000	80,011	180,011
Darren Glatt	80,000	—	80,000
Craig Jacobson	40,788	28,017	68,805
Bruce Karsh	95,000	80,011	175,011
John D. Markley, Jr.	87,500	80,011	167,511
William McGrath	87,500	80,011	167,511
David Merritt	115,000	80,011	195,011
Christopher Temple	95,000	80,011	175,011
Eric Zinterhofer	90,000	79,985	169,985

(1)	Cash compensation to the directors is paid on a quarterly basis. All directors received the annual retainer of $80,000 for 2010, however, Mr. Jacobson received a pro-rata portion of the annual retainer equal to $34,348 for his service on the board commencing July 27, 2010 through December 31, 2010. In addition to the annual retainer, Mr. Cohn received $10,000 for his service on the Compensation and Benefits Committee. In addition to the annual retainer, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee chair and $10,000 for his service as a member of that Committee. In addition to the pro-rated annual retainer, Mr. Jacobson received pro-rata compensation for his service on the Audit Committee equal to $6,440. In addition to the annual retainer, Mr. Karsh received $7,500 for his service as chair of the Nominating and Governance Committee as well as $7,500 for his service as a member of that committee. In addition to the annual retainer, Mr. Markley received $7,500 for his service on the Nominating and Governance Committee. In addition to the annual retainer, Mr. McGrath received $7,500 for his service on the Nominating and Governance Committee. In addition to the annual retainer, Mr. Merritt received $20,000 for his service as chair of the Audit Committee as well as $15,000 for his service as a member of that committee. In addition to the annual retainer, Mr. Temple received $15,000 for his service on the Audit Committee. In addition to the annual retainer, Mr. Zinterhofer received $10,000 for his service on the Compensation and Benefits Committee.

(2)	Amounts attributed to the annual restricted stock grant for all directors vesting one year after the date of grant, with a fair value on the date of grant (January 21, 2010) of approximately $80,000 (for Jacobson and Zinterhofer, grants were pro-rated as of the grant dates of July 27, 2010 and May 17, 2010 respectively). The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions with employees (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis. All restricted stock granted to the directors during 2010 valued above vested on November 30, 2010.

Indemnification

Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

Executive Officers

Our executive officers as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position

Michael J. Lovett	President, Chief Executive Officer and Director
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
Donald F. Detampel	Executive Vice President and President, Commercial Services
Gregory L. Doody	Executive Vice President, Programming and Legal Affairs
Marwan Fawaz	Executive Vice President, Strategy and Chief Technology Officer
Kevin D. Howard	Senior Vice President- Finance, Controller and Chief Accounting Officer
Richard R. Dykhouse	Senior Vice President, General Counsel and Corporate Secretary

Information regarding our executive officers, other than Mr. Lovett who serves as a director, is set forth below.

Christopher L. Winfrey, 35, Executive Vice President and Chief Financial Officer.  Mr. Winfrey joined Charter as Executive Vice President and Chief Financial Officer on November 1, 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. From December 2002 through December 2005, Mr. Winfrey served as Senior Vice President — Corporate Finance and Development at Cablecom GmbH. Mr. Winfrey was previously Director of Financial Planning and Analysis of NTL’s continental European operations and a Senior Associate in the private equity group at Communications Equity Associates. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his MBA from the University of Florida.

Donald F. Detampel, 55, Executive Vice President and President, Commercial Services.  Mr. Detampel joined Charter as Executive Vice President and President, Commercial Services in October 2010 and it has been announced that he will become Executive Vice President, Technology and President, Commercial Services on March 25, 2011. Prior to joining Charter, Mr. Detampel served as Senior Vice President, Business Services at Comcast Corporation from March 2010 through August 2010. Prior to that, Mr. Detampel served as an Executive Chairman and Board director of New Global Telecom, Inc. Prior to that, Mr. Detampel served as President and Chief Executive Officer and board director of Raindance Communications, Inc., a publicly traded multimedia conferencing company, from February 2004 through April 2006. Mr. Detampel currently serves on the boards of directors of Masergy Communications, Inc., Peer 1 Networks, Inc. and Zayo Group, LLC and also on the advisory board of Advanced Data Centers, Inc. Mr. Detampel received B.S. degrees, magna cum laude, in mathematics and physics, from St. Norbert College.

Gregory L. Doody, 46, Executive Vice President, Programming and Legal Affairs.  Mr. Doody was appointed to his current position on January 4, 2011 having previously served as Executive Vice President and General Counsel from December 1, 2009. Prior to that, he served as Charter’s Chief Restructuring Officer and Senior Counsel in connection with its Chapter 11 proceedings being appointed on March 25, 2009. Prior to coming to work for Charter, Mr. Doody served as Executive Vice President, General Counsel and Secretary of Calpine Corporation from July 2006 through August 2008. From July 2003 through July 2006, Mr. Doody held various positions at HealthSouth Corporation, including Executive Vice President, General Counsel and Secretary. Mr. Doody served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Doody earned a J.D. degree from Emory University School of Law and received a bachelor’s degree in management from Tulane University. Mr. Doody is a certified public accountant.

Marwan Fawaz, 48, Executive Vice President, Strategy and Chief Technology Officer.  It has been announced that Mr. Fawaz will be leaving the Company on March 25, 2011. Mr. Fawaz joined Charter as Executive Vice President and Chief Technology Officer in August 2006 and was promoted to his current position on January 4, 2011. From March 2003 until July 2006, Mr. Fawaz served as Senior Vice President and Chief Technical

Officer for Adelphia Communications Corporation (“Adelphia”). Adelphia filed a petition under Chapter 11 of the Bankruptcy Code in June 2002. From May 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to December 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President — Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in electrical/communication-engineering from California State University — Long Beach.

Kevin D. Howard, 41, Senior Vice President — Finance, Controller and Chief Accounting Officer.  Mr. Howard was promoted to his position as Senior Vice President — Finance, Controller and Chief Accounting Officer in December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions in the audit division prior to leaving in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Richard R. Dykhouse, 47, Senior Vice President, General Counsel and Corporate Secretary.  Mr. Dykhouse was promoted to his current position on January 4, 2011 having previously been a Vice President of Charter since 2006 serving most recently as Vice President, Associate General Counsel and Corporate Secretary. Prior to joining Charter, Mr. Dykhouse was Senior Counsel and Assistant Secretary for CNH Global, N.V. from 2004 to 2006 and was an attorney for Conseco, Inc. from 1994 to 2003 serving in the corporate law group with his last position as a Senior Vice President, Legal. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, a M.B.A. from Indiana University and a J.D. degree from Indiana University School of Law — Indianapolis.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2010, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries during 2010. Mr. Zinterhofer served as the non-executive Chairman of the Board in 2010.

During 2010, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman
ROBERT COHN
ERIC ZINTERHOFER

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers (including our Chief Executive Officer, Chief Financial Officer, and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our board of directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Our CEO annually reviews the performance of each of the other Named Executive Officers. He recommends to the Compensation and Benefits Committee salary adjustments, annual cash bonuses and equity incentive compensation applying specific performance metrics that have been approved by the Compensation and Benefits Committee at the beginning of each year for the other Named Executive Officers. The Compensation and Benefits Committee has, on occasion, requested the CEO to be present at Compensation and Benefits Committee meetings where executive compensation and Charter and individual performance are discussed and evaluated. The CEO is invited for the purpose of providing insight or suggestions regarding executive performance objectives and/or achievements, and the overall competitiveness and effectiveness of our executive compensation program. Although the Compensation and Benefits Committee considers the CEO’s recommendations along with analysis provided by the Compensation and Benefits Committee’s compensation consultants, it retains full discretion to set all compensation for our Named Executive Officers, except that the Compensation and Benefits Committee’s recommendations for the CEO’s compensation goes before Charter’s full board of directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

The Compensation and Benefits Committee has the discretion to directly engage the services of a compensation consultant(s) or other advisors. Semler Brossy Consulting Group, LLC (“Semler Brossy”) was retained directly by the Compensation and Benefits Committee and has conducted a comprehensive assessment of our annual executive compensation program relative to competitive markets, as well as conducted an analysis on certain retention strategies for our senior management team. In carrying out its assignments, Semler Brossy also interacted with management when necessary and appropriate. Semler Brossy may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation and Benefits Committee in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. During 2010, Semler Brossy provided no services to the Company other than its advice to the Compensation and Benefits Committee on executive compensation issues.

Compensation Philosophy and Objectives

The Compensation and Benefits Committee believes that attracting and retaining well-qualified executives is a top priority. The Compensation and Benefits Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to ensure that our compensation programs are competitive with executive pay levels within the cable, telecommunications, and other related industries that define our competitive labor markets. We seek to uphold this philosophy through attainment of the following objectives:

Pay-for-Performance.  We seek to ensure that the amount of compensation for each Named Executive Officer is reflective of the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included revenue, Adjusted EBITDA, Adjusted EBITDA less capital expenditures, operating cash flow, operational improvements, customer satisfaction, and/or such other metrics as the Compensation and Benefits Committee shall determine is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance in prior years. Compensation payable pursuant to our annual Executive Bonus Plan and our Long-Term Incentive Program is dependent on our performance.

Alignment.  We seek to align the interests of the Named Executive Officers with those of our investors by evaluating executive performance on the basis of the financial measurements noted above, which we believe closely correlate to long-term stakeholder value creation. The annual cash bonus and long-term incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short- and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over the relevant periods. This rewards executives for performance that enhances our financial strength and stakeholder value.

Retention.  We recognize that a key element to our success is our ability to retain a team of highly-qualified executives who can provide the leadership necessary to successfully execute our short- and long-term business strategies. We also recognize that, because of their qualifications, our senior executives are often presented with other professional opportunities, potentially ones at higher compensation levels. It is often difficult to retain talented management. Our retention strategy faces additional challenges in that the skills of our current management team are attractive to many companies inside and outside of the cable industry and several members of our management team do not have long-standing ties to the St. Louis area where our headquarters is located. The following programs underscore our focus on retention. First, the Executive Cash Award Plan and Top Talent Retention Plan provided for cash awards to be paid at the end of pre-determined periods, but the Executive Cash Award Plan was modified and cancelled in the first quarter of 2009 and payments to certain recipients under the Top Talent Retention Plan were accelerated and paid out in the first quarter of 2009; all as discussed in detail below. Second, a revised Long-Term Incentive Program was approved in March 2008 and modified in February 2009, and is also discussed below. In addition, the Value Creation Plan was approved by the board of directors in 2009. These plans are described below.

Pay Levels and Competitive Analysis

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for peers within Charter, pay levels in the marketplace for similar positions, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits. When establishing the amounts of such compensation, the Compensation and Benefits Committee considers publicly available information, such as proxy statements, as well as third-party administered benchmark surveys concerning executive compensation levels paid by other competitors and in the industry generally.

With the assistance of Semler Brossy, the Compensation and Benefits Committee approved a peer group of the following 21 publicly-traded companies for benchmarking executive compensation effective for 2010: BCE Inc., Cablevision Systems Corp., CenturyLink Inc., Comcast Corporation, The DIRECTV Group, Inc., Dish Network group, Frontier Communications Corp., Global Crossing Ltd., Leap Wireless International Inc., Level 3 Communications, Inc., Mediacom Communications Corp., MetroPCS Communications Inc., Qwest Communications International Inc., Rogers Communications Inc., Shaw Communications Inc., Sirius XM Radio, Inc., Telephone and Data Systems Inc., TELUS Corp., Time Warner Cable Inc., United States Cellular Corp. and Windstream Corp. These companies include companies in cable, telecommunications or other related industries of similar size and business strategy. Consistent with our practice, and in light of recent transactions within the peer group, the Committee plans to revisit peer group composition again when benchmarking pay later this year.

In addition to these specific peer companies, the Compensation and Benefits Committee also reviews data from a number of published compensation surveys that provide broader market data for specific functional responsibilities for companies of similar revenue size to us.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation and Benefits Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

In light of our practice of making a relatively high portion of each executive officer’s compensation based on performance (i.e., at risk), the Compensation and Benefits Committee generally examines peer company data at the 50th percentile (i.e., the median) and the 75th percentile, for performance at target and in excess of target, respectively, or for specialization of a skill set. The Compensation and Benefits Committee generally sets target compensation for our executive group at the median of the market data with the opportunity to reach the 75th percentile based on superior performance relative to the criteria above.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, experience and expertise, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the preservation of stakeholder value. Based on data provided by our outside advisor, target total direct compensation (i.e. salary, bonus and long-term incentive) for 2010 was, on average, between median and 75th percentile levels for the Named Executive Officer group, set forth in the Summary Compensation Table below.

Pay Mix

We utilize the particular elements of compensation because we believe that it provides a well-proportioned mix of total opportunity, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, we provide the executive a measure of stability in the minimum level of compensation the executive is eligible to receive, while motivating the executive to focus on the business metrics and actions that will produce a high level of performance for Charter, as well as reducing the risk of recruitment of top executive talent by competitors.

For key executives, the mix of compensation is weighted toward at-risk pay (annual incentives and long-term incentives). We believe that maintaining this pay mix results in a fundamental pay-for-performance orientation for our executives. We also believe that long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the compensation package of our key executives. All equity awarded as compensation prior to 2009 was cancelled as part of our reorganization plan consummated upon our exit from Chapter 11 bankruptcy. We adopted a new stock incentive plan after emergence from bankruptcy in November 2009 and awards were made to executives under this new plan in December 2009 and in July 2010.

Implementing Our Objectives

The Compensation and Benefits Committee makes compensation decisions after reviewing our performance and carefully evaluating an executive’s performance during the year against pre-established goals, leadership qualities, operational performance, business responsibilities, career with Charter, current compensation arrangements and long-term potential to enhance stakeholder value. Specific factors affecting compensation decisions for the Named Executive Officers include:

•	Assessment of Company Performance — criteria may include revenue, adjusted EBITDA, free cash flow, adjusted EBITDA less capital expenditures, average revenue per unit, operating cash flow, operational improvements, customer satisfaction and/or such other metrics as the Compensation and Benefits Committee determine is critical to our long-term success. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable;

•	Assessment of Individual Performance — criteria may include individual leadership abilities, management expertise, productivity and effectiveness. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable; and

•	Competitive Analysis and Total Compensation Level Review — Our Compensation and Benefits Committee works with our compensation consultant to assess compensation levels and mix as compared to the market, and is more fully discussed below under “Pay Levels and Competitive Analysis.”

Elements Used to Achieve Compensation Objectives

The main components of our compensation program include:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance designed to provide a base level of compensation stability on an annual basis;

•	Executive Bonus Plan — variable performance-based pay designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary;

•	Long-Term Incentives — awards historically included stock options, performance units/shares and restricted shares designed to motivate long-term performance and align executive interests with those of our shareholders; and

•	Special Compensation Programs — cash and equity programs targeted at executives in critical positions designed to incentivize performance and encourage long-term retention.

Details of Each Compensation Element

(1)	Base salary

Base Salaries are set with regard to the level of the position within Charter and the individual’s current and sustained performance results. The Base Salary levels for executives, and any changes in those salary levels, are reviewed each year by the Compensation and Benefits Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets. Base Salaries are reviewed and adjusted with regard to (a) market competitive Base Salary levels and increases, (b) the employee’s impact on and contributions to the business performance, and (c) company-wide total salary increase budgets. On his appointment to the position of President and Chief Executive Officer, Mr. Lovett received a base salary increase of $542,821. During 2010, Mr. Howard received a base salary increase of $8,000 as part of a management-level pay alignment for certain individuals. During his time as Interim Chief Financial Officer, Mr. Howard received a base salary increase of $144,000 for taking on the additional duties and responsibilities. On his appointment to the position of Executive Vice President — Operations and Chief Technology Officer, Mr. Fawaz received a base salary increase of $163,242. During 2010, Mr. Schremp received base salary increases of $170,000 in the aggregate as part of a management-level pay alignment for certain individuals and for his appointment to the position of Executive Vice President, Operations and Marketing. During 2010, Mr. Doody’s base salary was adjusted to $500,000 from his prior annual base salary of $720,000 upon execution of his employment agreement dated July 27, 2010. On his appointment to the position of Executive Vice President, Programming and Legal Affairs, effective December 19, 2010, Mr. Doody received a base salary increase equal to $50,000.

There is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Compensation and Benefits Committee’s judgment. Although salaries are generally targeted at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Compensation and Benefits Committee may also take into account historical compensation, potential as a key contributor as well as special recruiting/retention situations in setting salaries for individual executives above or below the market median. Based upon data provided by Semler Brossy, Base Salaries for our Named Executive Officers are generally at median competitive levels.

(2)	Executive Bonus Plan

2010 Executive Bonus Plan

For 2010, bonuses for eligible employees were determined based on Charter’s (or, if applicable, an employee’s particular operating group’s or Key Market Area’s (“KMA”)) performance during 2010 measured against four performance goals or measures. These measures, and the percentage of an employee’s bonus allocated to each measure, are revenue (20%), adjusted EBITDA for corporate employees or operating cash flow for operating group and KMA employees (30%), adjusted EBITDA less capital expenditures (30%) and Customer Excellence Index Plus (“CEI+”) (20%). Target bonuses for executive officers ranged from 65% to 165% of base salary in 2010, subject to applicable employment agreements (see “Employment Agreements”). The range of potential payouts relative to target range from 10% to 150% of target bonus amounts. (Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, reorganization items, stock compensation expense, loss on extinguishment of debt and other operating expenses, such as special charges and loss on sale or retirement of assets; and operating cash flow is defined as Adjusted EBITDA plus management fee expenses.)

On February 22, 2011, the Compensation and Benefits Committee determined that achievement toward performance goals for 2010 resulted in bonuses under the 2010 Executive Bonus Plan at the corporate level in the amount of 126.4% of targeted bonuses, as detailed in the following chart and as set forth in the Non-Equity Incentive Plan column of the Summary Compensation Table.

				Attainment of		Bonus
		Performance	Pro Forma	Performance	Payout	Matrixes
Bonus Metrics for 2010	Weight	Goal	Results	Goal	Percentage	Attainments
		($ in millions)	($ in millions)

Revenue	20%	$7007	$7,003	99.9%	98.0%	19.6%
Adjusted EBITDA/OCF	30%	$2,540/$2,678	$2,587/$2,731	101.9%	119.0%	35.7%
Adjusted EBITDA less Capital Expenditures	30%	$1,334	$1,384	103.7%	137.0%	41.1%
CEI+	20%	10.0	10.53	105.3%	150.0%	30.0%
Total Corporate Attainment						126.4%

The Compensation and Benefits Committee has the discretion to increase or decrease payouts under this annual plan based on organizational factors such as acquisitions or significant transactions, performance driven by changes in products or markets and other unusual, unforeseen or exogenous situations.

(3)	Long-Term Incentives

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stakeholders, and incent and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. While the size of the award is ultimately left to the Compensation and Benefits Committee discretion, grant levels are generally targeted at the median to top quartile of competitive levels.

Stock Incentive Plan

The 2001 Stock Incentive Plan, under which grants of equity were made to employees prior to 2009, was terminated upon our emergence from bankruptcy and all outstanding awards were cancelled. The 2009 Stock Incentive Plan provides for the potential grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock as each term is defined in the 2009 Stock Incentive Plan and in the discretion of the Compensation and Benefits Committee. Unless terminated sooner, the 2009 Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan. Pursuant to our plan of reorganization, upon emergence from bankruptcy, we included an allocation to the 2009 Stock Incentive Plan of a number of shares of new Charter Class A common stock equaling up to approximately 3% of the Class A common stock outstanding and grants of 50% of the amount were to be made to participants within 30 days of emergence from bankruptcy. Immediately upon emergence, the 2009 Stock Incentive Plan included 3,848,393 shares. On December 16, 2009, the board of directors approved the inclusion of another 3,848,393 shares in the 2009 Stock Incentive Plan and made initial grants of awards under the 2009 Stock Incentive Plan.

As of December 31, 2010, 4,817,818 shares remained available for future grants under the plan. As of December 31, 2010, there were 1,254 participants in the 2009 plan. See the Summary Compensation Table below for the awards received by our Named Executive Officers in 2010.

The 2009 Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

Long-Term Incentive Program

Grants of equity compensation in the form of stock options, restricted shares and performance units were previously made to participants including the Named Executive Officers through our Long-Term Incentive Program (“LTIP”), which was originally administered under the 2001 Stock Incentive Plan.

As noted above, the 2001 Stock Incentive Plan was terminated upon our emergence from bankruptcy and all awards prior to 2009, including those to the Named Executive Officers, were forfeited. In addition, because of the participation by the Named Executive Officers in the Value Creation Plan, described below, none of the Named Executive Officers, except for Mr. Howard, received an LTIP award in 2009. In 2010, grants of stock options were made to eligible participants in the LTIP, including the Named Executive Officers, with an exercise price at fair market value and a vesting schedule of 25% on March 1st of each of the 4 years following the year of the grant.

The amount and type of incentive compensation granted in 2010 (stock options) was based upon our overall strategic, operational and financial performance and reflects the participant’s expected contributions to our future success. In 2008, the Compensation and Benefits Committee had changed the mix of awards made to individuals under the LTIP, to include a performance cash component as well as equity, and in 2009, we further changed the nature of the awards to include both a performance cash component, subject to adjustment in 2010, and a restricted cash component, but no equity due to our status in Chapter 11.

In 2010, the Compensation and Benefits Committee approved the adjustment of the performance cash awards, at the level of attainment of 150.1% of the 2009 cash awards as a result of the achievement of the financial performance measures. The level of award attainment was based on revenue growth of 4.5% versus a target of 7.0% and adjusted EBITDA less capital expenditures of 22.2% versus a target of 15.4%. One-third of these performance cash awards, along with the restricted cash awards are scheduled to vest in each of 2010, 2011 and 2012, respectively. In February 2010, the board of directors also approved the winding down of the performance cash program. Charter has paid or will pay out one-third of the remaining performance cash award balances in each of 2010, 2011 and 2012 to the participants, thus ending this component of the program.

Timing of Equity Grants

Grants of equity-based awards are determined by the Compensation and Benefits Committee and are typically made each calendar year following review by the Compensation and Benefits Committee of our prior year’s performance. Grants may also be made at other times of the year upon execution of a new employment agreement, or in a new hire or promotion situation. Grants of options, if made, have an exercise price equal to the average of the high and low stock price on the date of grant.

(4)	Retention Programs

Value Creation Plan

In March 2009, we, after discussion with certain of our bondholders and upon the recommendation of our compensation consultant at the time, Towers Perrin, adopted the Value Creation Plan (the “VCP”) comprised of two components, the Restructuring Value Program (the “RVP”), and the Cash Incentive Program (the “CIP”).

The VCP provided incentives to encourage and reward the thirteen participants in the VCP critical to our restructuring, for the successful conclusion of the process. Participants who continued to be employed by us or our subsidiaries until payment of RVP awards earn payments under the RVP upon our emergence from our Chapter 11 restructuring proceeding (the “Proceeding”). The RVP payments were made in December 2009 to the participants. The amounts paid to the Named Executive Officers were as follows: Mr. Lovett — $2.38 million; Mr. Smit — $6 million; Mr. Howard — $125,000; Ms. Schmitz — $765,000; Mr. Fawaz — $765,000 and Mr. Schremp — $765,000.

The CIP provides annual incentives for participants to achieve specified individual performance goals during each of the three years following our emergence from bankruptcy. Reasonably attainable individual performance goals for each of the first three years following our emergence from bankruptcy were established by the CEO, and approved by the Compensation and Benefits Committee, within thirty days following our emergence from bankruptcy. Participants will earn all or a portion of their target award based on the degree to which these goals are achieved in a particular year; provided that any amount not paid in a year other than the third year will be added to the amounts potentially payable upon the participant’s achievement of the performance goals in future years. The CEO may decrease (including to zero) any participant’s CIP awards at any time prior to their Vesting Date (as defined in the VCP). Any such reduction shall be used to increase the amounts otherwise payable under the CIP component, as applicable, to one or more other participants, as selected by the CEO, it being understood that the CEO may not increase his own award without the consent of the board of directors. Amounts that are not earned by a participant in a particular year may be earned by that participant in a subsequent year if the participant’s performance goals applicable to that subsequent year are achieved. Participants also fully vest in CIP payments upon an earlier of, or due to (i) a termination of their employment on or after our emergence from bankruptcy due to death, disability, by us for a reason other than “cause,” or voluntarily due to a “good reason” (as each such term is defined in the Plan) and (ii) a “change in control” of Charter if they are then employed by Charter. The first year’s performance goals were deemed to have been met by the Compensation and Benefits Committee and the first year’s awards were paid in November 2010 to our Named Executive Officers as follows: Mr. Lovett — $1 million; Mr. Howard — $350,000; Mr. Fawaz — $650,000 and Mr. Schremp — $480,000.

Executive Cash Award Plan

Charter previously adopted the Executive Cash Award Plan (“ECAP”) to provide additional incentive to, and retain the services of, certain officers of Charter and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of Charter. Eligible participants were employees of Charter or any of its subsidiaries who have been recommended by the CEO and designated and approved as ECAP participants by the Compensation and Benefits Committee.

The ECAP provided that each participant be granted an award which represented an opportunity to receive cash payments in accordance with the ECAP. An award was credited in book entry format to a participant’s notional account in an amount equal to 100% of a participant’s base salary on the date of plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The ECAP awards vested at the rate of 50% of the ECAP award balance at the end of 2007 and 100% of the ECAP award balance was to vest at the end of 2009. Participants were entitled to receive payment of the vested portion of the award if the participant remained employed by Charter continuously from the date of the participant’s initial participation through the end of the calendar year in which his or her award became vested.

The ECAP was revised to allow the participation of new senior executives who became eligible for the plan beginning in 2006. In 2007, the plan was amended and restated to make it consistent with the 2001 Stock Incentive Plan to include the acceleration and payment of awards in the event of a change in control of Charter. Messrs. Smit, Lovett and Fawaz and Ms. Schmitz participated in this plan.

In December 2008, we announced that we were in discussions with certain of our bondholders about a potential financial restructuring of our balance sheet and as part of that process, the Compensation and Benefits Committee hired Towers Perrin as consultants to consider changes to senior management compensation. Based on recommendations of Towers Perrin, we determined that prepayment of amounts under the ECAP, subject to repayment obligation if the participants’ employment were terminated voluntarily or “for cause” prior to December 31, 2009 would provide a valuable retention incentive to ECAP participants. Therefore, the prepayment of all awards under the ECAP to all participants, including the Named Executive Officers, was made in January 2009. The prepayment was made at a discounted rate equal to 6% to account for the present value of such awards so prepaid. See the Summary Compensation Table below.

Top Talent Retention Plan

Charter previously adopted the Amended and Restated Top Talent Retention Plan (“TTRP”) to provide additional incentive to, and retain the services of, certain employees of Charter and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of Charter. Eligible participants were employees of Charter or any of its subsidiaries who have been recommended by executive management and approved by the CEO.

The TTRP provided that each participant be granted an award which represented an opportunity to receive cash payments in accordance with the TTRP. An award was credited in book entry format to a participant’s notional account in an amount equal to 100% of a participant’s base salary on the date of plan approval or effective date of participation. Plan awards did not increase subsequent to any salary increases after the effective date of the award or participation. For 2006 participants, the TTRP awards vested at the rate of 40% of the TTRP award on April 1, 2008 and 60% of the TTRP award on April 1, 2010. For 2007 participants, the TTRP awards vested at a rate of 40% of the TTRP award on April 1, 2009 and 60% of the TTRP award on April 1, 2011. Participants were entitled to receive payment of the vested portion of the award if the participant remained employed by Charter continuously from the date of the participant’s initial participation through the vesting date and provided that such participant has not been demoted prior to the vesting date.

Two of the Named Executive Officers, Kevin D. Howard and Ted W. Schremp, participated in this plan.

As noted previously, in December 2008, we announced that we were in discussions with certain of our bondholders about a potential financial restructuring of our balance sheet. In connection with Towers Perrin’s recommendation to accelerate payment under the ECAP, it was also recommended that prepayment of TTRP awards be made to insider-participants under the TTRP subject to the same repayment obligation for voluntary terminations by the employee or “for cause” terminations by the Company prior to December 31, 2009. Therefore, the prepayment of certain of the TTRP awards, including Messrs. Howard and Schremp, were made in January 2009. The prepayment was made at a discounted rate equal to 6% to account for the present value of such awards so prepaid. See the Summary Compensation Table below.

Other Compensation Elements

The Named Executive Officers participate in all other benefit programs offered to all employees generally.

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any risks that might adversely impact the financial health or performance of the Company.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Benefits Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2009 Stock Incentive Plan are subject to the approval of the Compensation and Benefits Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of restricted stock and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap.

When determining amounts and forms of compensation grants to executives and employees, the Compensation and Benefits Committee considers the accounting cost associated with the grants. We account for stock-based compensation in accordance with accounting standards regarding stock compensation which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under this accounting guidance, grants of stock options, restricted stock, performance shares and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued on the date of the grant and is amortized over the requisite service period, or vesting period of the instruments. For restricted stock and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value of the option on the date of the grant, estimated using the Black-Scholes option-pricing model, times the number of options granted. The following weighted average assumptions were used for grants during the years ended December 31, 2010 and 2008, respectively: risk-free interest rates of 2.5% and 3.5%; expected volatility of 47.7% based on historical volatility of a peer group and 88.1% based on historical volatility; and expected lives of 6.3 years and 6.3 years, respectively.

The valuations assume no dividends are paid. We did not grant stock options in 2009. Dollar values included in the “Non-Employee Director Compensation Table” and the “Summary Compensation Table” represent the aggregate fair value of all awards granted in 2010 and prior.

Events Relating to Equity Awards

In early 2009, due in part to the low stock trading price and our restructuring in bankruptcy, we offered employees who participated in the 2001 Stock Incentive Plan the option of forfeiting their grants of restricted stock and performance shares scheduled to vest in 2009. Messrs. Smit, Lovett, Fawaz, Howard and Schremp and Ms. Schmitz forfeited their shares and, therefore, there were no vesting events as to equity for them in 2009. All equity held by our named executive officers for the year 2008 was cancelled in connection with our emergence from bankruptcy. The compensation tables were prepared regarding compensation earned during the fiscal year ending December 31, 2010, 2009, and 2008.

Summary Compensation Table

The following table sets forth information as of December 31, 2010, 2009, and 2008 regarding the compensation to those executive officers listed below for services rendered for the fiscal years ended December 31, 2010, 2009, and 2008. As of December 31, 2010, these officers consist of: Michael J. Lovett, President and Chief Executive Officer; Neil Smit, former President and Chief Executive Officer; Christopher L. Winfrey, Executive Vice President and Chief Financial Officer; Kevin D. Howard, Senior Vice President — Finance, Controller and Chief Accounting Officer who also served the Company as Interim Chief Financial Officer during 2010; Eloise E. Schmitz, former Executive Vice President and Chief Financial Officer; and our three most highly compensated officers — Marwan Fawaz, Executive Vice President, Strategy and Chief Technology Officer; Gregory L. Doody, Executive Vice President, Programming and Legal Affairs and Ted W. Schremp, who previously served in the position of Executive Vice President, Operations and Marketing until his resignation on February 14, 2011.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Michael J. Lovett	2010	1,237,367	2,210,000	—	3,687,250	3,709,465	68,442	10,912,524
President and Chief	2009	757,178	—	5,383,803	—	3,821,586	38,968	10,001,535
Executive Officer	2008	750,170	1,287,433	2,081,540	—	990,012	17,770	5,126,925
Neil Smit	2010	371,301	—	—	—	278,014	10,131	659,446
former President and	2009	1,500,000	—	12,113,592	—	10,163,958	18,394	23,795,944
Chief Executive Officer	2008	1,343,077	3,196,785	3,345,315	—	2,824,200	33,465	10,742,842
Christopher L. Winfrey	2010	70,673	—	2,616,000	1,408,500	66,998	17,356	4,179,527
Executive Vice President and	2009	—	—	—	—	—	—	—
Chief Financial Officer	2008	—	—	—	—	—	—	—
Kevin D. Howard	2010	350,046	—	—	428,750	696,173	9,957	1,484,926
Senior Vice President — Finance, Controller and	2009	270,433	20,000	942,162	—	301,863	10,408	1,544,866
Chief Accounting Officer	2008	258,221	235,701	66,159	—	109,307	8,422	677,810
Eloise E. Schmitz	2010	363,462	—	—	—	2,287,067	399,355	3,049,884
former Executive Vice President and Chief Financial Officer	2009	525,000	—	2,961,106	—	1,312,386	12,556	4,811,048
	2008	475,732	446,330	440,652	—	377,541	9,304	1,749,559
Marwan Fawaz	2010	587,214	—	368,577	1,715,000	1,525,958	9,989	4,206,738
Executive Vice President,	2009	486,757	—	2,691,902	—	1,304,362	13,061	4,496,082
Strategy and Chief	2008	484,458	812,229	669,063	—	381,862	10,570	2,358,182
Technology Officer
Ted W. Schremp	2010	401,888	—	287,793	1,029,000	891,878	9,989	2,620,548
former Executive Vice	2009	379,999	—	2,288,113	—	1,167,290	12,284	3,847,686
President, Operations and Marketing	2008	356,180	242,058	369,905	—	258,362	9,300	1,235,805
Gregory L. Doody	2010	632,001	—	—	1,029,000	599,137	3,191	2,263,329
Executive Vice President,	2009	526,154	757,615	2,691,902	—	237,436	255,123	4,468,230
Programming and Legal Affairs	2008	—	—	—	—	—	—	—

(1)	Amounts reported in this column include discretionary bonuses received by the Named Executive Officer, if any, for the fiscal years ending December 31 of 2010, 2009 and 2008, and payments under the ECAP and TTRP programs. In 2010, Mr. Lovett received a signing bonus of $2,210,000 in connection with the execution of his new employment agreement covering his role of President and Chief Executive Officer. Other than the signing bonus, no discretionary bonuses were granted in 2010 to any of the Named Executive Officers. As previously discussed, payouts of the balance of each Named Executive Officer’s ECAP or TTRP Account were approved and made to each Named Executive Officer as reflected in this Bonus column for the year 2008. For further information on the ECAP and/or the TTRP, please see the sections respectively titled “Executive Cash Award Program” and “Top Talent Retention Program” in the Compensation Discussion and Analysis.

(2)	Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and performance unit equity grants to each Named Executive Officer. Restricted stock reported for 2010 represents the aggregate grant date fair value based on the closing stock price on the applicable grant date. No performance units were granted in 2010 or 2009. Performance unit grants in 2008 are reported based on the aggregate grant date fair value of the performance unit award based on the probable outcome as of the grant date. As previously noted, all of Charter’s equity was cancelled upon Charter’s emergence from Chapter 11, including these awards and other equity amounts shown in this table for the year 2008.

In 2008, Mr. Lovett received a March 18th grant of 1,152,270 restricted shares at an aggregate grant date fair value of $956,384; and a March 18th grant of 1,355,610 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $1,125,156 (maximum value of the performance unit award assuming the highest level of performance conditions is $2,250,313). In 2008, Mr. Smit received a March 18th grant of 1,851,840 restricted shares at an aggregate grant date fair value of $1,537,027 and a March 18th grant of 2,178,660 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $1,808,288 (maximum value of the performance unit award assuming the highest level of performance conditions was $3,616,576). In 2008, Mr. Howard received a March 18th grant of 36,630 restricted shares at an aggregate grant date fair value of $30,403 and a March 18th grant of 43,080 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $35,756 (maximum value of the performance unit award assuming the highest level of performance conditions is $71,513). In 2008, Ms. Schmitz received a March 18th grant of 123,450 restricted shares at an aggregate grant date fair value of $102,464, a July 1st grant of 92,593 restricted shares at an aggregate grant date fair value of $100,000; a March 18th grant of 145,230 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $120,541 (maximum value of the performance unit award assuming the highest level of performance conditions is $241,082); and a July 1st grant of 108,932 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $117,647 (maximum value of the performance unit award assuming highest level of performance conditions is $235,293). In 2008, Mr. Fawaz received a March 18th grant of 370,380 restricted shares at an aggregate grant date fair value of $307,415; and a March 18th grant of 435,720 performance units at an aggregate grant date fair value based on probable outcome as of the grant date of $361,648 (maximum value of the performance unit award assuming highest level of performance conditions is $723,295). In 2008, Mr. Schremp received a March 18th grant of 164,610 restricted shares at an aggregate grant date fair value of $136,626; a July 1st grant of 30,864 restricted shares at an aggregate grant date fair value of $33,333; a March 18th grant of 193,650 performance units at an aggregate grant date fair value of $160,730 (maximum value of the performance unit award assuming highest level of performance conditions is $321,459) and a July 1st grant of 36,311 performance units at an aggregate grant date fair value of $39,216 (maximum value of the performance unit award assuming highest level of performance conditions is $78,432).

For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)	Amounts reported in this column were calculated in accordance with accounting guidance regarding stock compensation and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the fiscal year ending December 31, 2010. No options were granted in 2009 and 2008. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)	Amounts reported in this column include CIP payments made under the VCP. For further information on the CIP or the VCP, please see the section titled “Value Creation Plan” in “Compensation Discussion and Analysis.” The amounts under this column also include the 2010, 2009 and 2008 Executive Bonus Plan bonuses for each Named Executive Officer. In addition to a bonus payment under the 2010 Executive Bonus Program of $2,536,479, Mr. Lovett received a performance cash payment of $172,986 and a $1,000,000 CIP payment under the VCP. Mr. Winfrey received a pro-rata bonus payment under the 2010 Executive Bonus Program of $66,998. In addition to a bonus payment under the 2010 Executive Bonus Program of $307,243, Mr. Howard received a performance cash payment of $25,563, a restricted cash payment of $13,367 and a $350,000 CIP payment under the VCP. Upon Ms. Schmitz’s departure from Charter, Ms. Schmitz received a lump sum payment equal to $2,250,000 for CIP payments under the VCP and a performance cash payout equal to $37,067. In addition to a bonus payment under the 2010 Executive Bonus Program of $820,355, Mr. Fawaz received a performance cash payment of $55,603 and a $650,000 CIP payment under the VCP. In addition to a bonus payment under the 2010 Executive Bonus Program of $380,990, Mr. Schremp received a performance cash payment of $30,888 and a $480,000 CIP payment under the VCP. Mr. Doody received a bonus payment under the 2010 Executive Bonus Program of $599,137.

(5)	The following table identifies the perquisites and personal benefits received by the Named Executive Officers:

					Gross-up		Severance
				Executive	for		(including
		Personal		Long-	Executive		COBRA
		Use of	401(k)	Term	Long		for		Tax
		Corporate	Matching	Disability	Term	Automobile	Severance		Advisory
		Airplane	Contributions	Premiums	Disability	Allowance	Period	Other	Services
Name	Year	($)	($)	($)	($)	($)	($)	($)(6)	($)

Michael J. Lovett	2010	29,683	4,718	1,110	2,081	7,200	—	23,650	—
	2009	19,547	8,250	1,110	2,081	7,200	—	780	—
	2008	—	7,750	1,060	1,760	7,200	—	—	—
Neil Smit	2010	7,515	—	171	320	—	—	2,125	—
	2009	—	6,808	1,110	2,081	—	—	1,620	6,775
	2008	3,810	3,923	1,060	1,760	—	—	22,552	360
Christopher L. Winfrey	2010	—	423	85	160	—	—	16,688	—
	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Kevin D. Howard	2010	—	4,718	1,099	2,060	—	—	2,080	—
	2009	—	5,976	999	1,873	—	—	1,560	—
	2008	—	5,910	915	1,524	—	—	73	—
Eloise E. Schmitz	2010	—	—	683	1,280	—	390,475	6,917	—
	2009	—	7,745	1,110	2,081	—	—	1,620	—
	2008	—	6,484	1,060	1,760	—	—	—	—
Marwan Fawaz	2010	—	4,718	1,110	2,081	—	—	2,080	—
	2009	—	8,250	1,110	2,081	—	—	1,620	—
	2008	—	7,750	1,060	1,760	—	—	—	—
Ted W. Schremp	2010	—	4,718	1,110	2,081	—	—	2,080	—
	2009	—	7,473	1,110	2,081	—	—	1,620	—
	2008	—	6,480	1,060	1,760	—	—	—	—
Gregory L. Doody	2010	—	—	1,110	2,081	—	—	—	—
	2009	—	—	43	80	—	—	255,000	—
	2008	—	—	—	—	—	—	—	—

(6)	For the years 2009 and 2010, this column includes credits generally available to all employees at their election that, if used, decrease the employee’s out-of-pocket costs for participation in the Company’s healthcare insurance program. For 2010, Mr. Lovett’s reported amount includes reimbursement for $21,570 in attorneys’ fees relating to execution of his employment agreement. For 2010, Mr. Smit’s reported amount includes a gross-up of $1,805 in items gifted by the Company to Mr. Smit and his wife upon his departure from the Company. For 2010, Mr. Winfrey’s reported amount includes a gross-up of $16,608 for relocation expenses. For 2010, Ms. Schmitz’s reported amount includes a gross-up of $5,717 in items gifted by the Company to Ms. Schmitz upon her departure from the Company.

2010 Grants of Plan Based Awards

					All	All
					Other	Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Price	and
		Plan Awards(2)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)(3)	(#)(4)	($)(5)	($)(6)

Michael J. Lovett	—	200,671	2,006,708	3,010,063	—	—	—	—
	—	—	—	—	—	—	—	—
	7/27/2010	—	—	—	—	215,000	35.375	3,687,250
Neil Smit	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Christopher L. Winfrey	—	5,300	53,005	79,507	—	—	—	—
	11/1/2010	—	—	—	80,000	—	—	2,616,000
	11/1/2010	—	—	—	—	90,000	32.700	1,408,500
Kevin D. Howard	—	24,307	243,072	364,608	—	—	—	—
	—	—	—	—	—	—	—	—
	7/27/2010	—	—	—	—	25,000	35.375	428,750
Eloise E. Schmitz	—		—	—	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Marwan Fawaz	—	64,902	649,015	973,523	—	—	—	—
	2/23/2010	—	—	—	12,410	—	—	368,577
	7/27/2010	—	—	—	—	100,000	35.375	1,715,000
Ted W. Schremp	—	30,142	301,416	452,124	—	—	—	—
	2/23/2010	—	—	—	9,690	—	—	287,793
	7/27/2010	—	—	—	—	60,000	35.375	1,029,000
Gregory L. Doody	—	47,400	474,000	711,001	—	—	—	—
	—	—	—	—	—	—	—	—
	7/27/2010	—	—	—	—	60,000	35.375	1,029,000

(1)	On July 27, 2010, the Compensation and Benefits Committee approved equity grants of stock options under the 2009 Stock Incentive Program. In addition, in connection with execution of their employment agreements: (i) Mr. Winfrey received grants on November 1, 2010 of 80,000 restricted shares of Class A common stock and options to purchase 90,000 shares of Class A common stock; (ii) Mr. Fawaz received a grant on February 23, 2010 of 12,410 restricted shares of Class A common stock; and (ii) Mr. Schremp received a grant on February 23, 2010 of 9,690 restricted shares of Class A common stock.

(2)	These columns show the range of payouts under the 2010 Executive Bonus Plan based on 2010 performance. These payments were made in 2011 for 2010 performance based on the metrics described in the section titled “2010 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)	Awards under this column were granted as restricted shares under the 2009 Stock Incentive Plan.

(4)	These option awards are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)	Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock for each of our Named Executive Officers that remain outstanding as of December 31, 2010.

Stock Awards
Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
	Option Awards						Number of	Payout Value
		Number of				Market	Unearned	of Unearned
	Number of	Securities			Number of	Value of	Shares, Units	Shares,
	Securities	Underlying			Shares or	Shares or	or Other	Units or
	Underlying	Unexercised	Option		Units of	Units of Stock	Rights	Other Rights
	Options	Options	Exercise	Option	Stock	That Have	That Have	That Have
	Exercisable	Unexercisable	Price	Expiration	That Have Not	Not Vested	Not Vested	Not Vested
Name	(#)	(#)(1)	($)	Date	Vested (#)(2)	($)(3)	(#)(4)	($)(4)

Michael J. Lovett	—	215,000	35.375	7/27/2020	101,821	3,964,910	—	—
Neil Smit	—	—	—	—	—	—	—	—
Christopher L. Winfrey	—	90,000	32.700	11/1/2020	80,000	3,115,200	—	—
Kevin D. Howard	—	25,000	35.375	7/27/2020	17,818	693,833	—	—
Eloise E. Schmitz	—	—	—	—	—	—	—	—
Marwan Fawaz	—	100,000	35.375	7/27/2020	63,320	2,465,681	—	—
Ted W. Schremp	—	60,000	35.375	7/27/2020	52,964	2,062,418	—	—
Gregory L. Doody	—	60,000	35.375	7/27/2020	50,910	1,982,435	—	—

(1)	All option awards vest in equal installments over a four-year period from the grant dates. Mr. Lovett will have 53,750 options vest on each March 1st of 2011, 2012, 2013 and 2014. Mr. Smit did not have any options. Mr. Winfrey will have 22,500 options vest on each November 1st of 2011, 2012, 2013 and 2014. Mr. Howard will have 6,250 options vest on each March 1st of 2011, 2012, 2013 and 2014. Ms. Schmitz did not have any options. As of December 31, 2010, Mr. Fawaz had 25,000 options vesting on each March 1st of 2011, 2012, 2013 and 2014; however, Mr. Fawaz will forfeit his 2013 and 2014 vestings and all but a pro-rata portion equal to 1,644 options of his March 1, 2012 vesting on his separation from the Company. As of December 31, 2010, Mr. Schremp had 15,000 options vesting on each March 1st of 2011, 2012, 2013 and 2014, however, Mr. Schremp forfeited all options on his resignation from the Company. Mr. Doody will have 15,000 options vest on each March 1st of 2011, 2012, 2013 and 2014.

(2)	With limited exceptions noted below, all restricted stock awards vest in equal installments over a three-year period from the grant dates. Mr. Lovett will have 50,910 shares vest on November 30, 2011 and 50,911 shares vest on November 30, 2012. Mr. Smit forfeited all unvested restricted stock upon his separation from the Company. Mr. Winfrey will have 26,667 shares vest on November 1, 2011; 26,666 shares vest on November 1, 2012; and 26,667 shares on November 1, 2013. Mr. Howard will have 8,909 shares vest on each November 30th of 2011 and 2012. Other than the November 30, 2010 vesting of 28,001 shares, Ms. Schmitz forfeited all remaining unvested restricted stock upon her separation from the Company. As of December 31, 2010, Mr. Fawaz had 25,455 shares vesting on each November 30th of 2011 and 2012; and his February 23, 2010 grant of 12,410 shares of restricted stock fully vesting on February 23, 2012; however, Mr. Fawaz will forfeit his November 30, 2012 vesting in connection with his separation from the Company. As of December 31, 2010, Mr. Schremp had 21,637 shares vesting on each November 30th of 2011 and 2012; and 9,690 shares vesting on February 23, 2012; however, Mr. Schremp forfeited all shares of restricted stock on his resignation from the Company. Mr. Doody will have 25,455 shares vest on each November 30th of 2011 and 2012.

(3)	Based on the closing stock price at December 31, 2010 of $38.94 per share.

(4)	No performance shares were granted in 2010 and previously held performance units were cancelled upon the Company’s emergence from Chapter 11 in 2009.

2010 Options Exercised and Stock Vested

The following table provides information on restricted stock awards that vested during 2010 for each of the Company’s Named Executive Officers.

			Stock Awards(2)
	Option Awards(1)		Number of Shares
	Number of Shares		Acquired on Vesting
	Acquired on	Value Realized on	or Transfer for	Value Realized on
Name	Exercise (#)	Exercise ($)	Value (#)	Vesting ($)(3)

Michael J. Lovett	—	—	50,911	1,714,682
Neil Smit	—	—	—	—
Christopher L. Winfrey	—	—	—	—
Kevin D. Howard	—	—	8,910	300,089
Eloise Schmitz	—	—	28,001	943,074
Marwan Fawaz	—	—	25,456	857,358
Ted W. Schremp	—	—	21,637	728,734
Gregory L. Doody	—	—	25,456	857,358

(1)	No stock option vesting events occurred in 2010.

(2)	Mr. Lovett had 50,911 restricted shares vest on November 30, 2010 and 21,612 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day). Mr. Smit did not have a restricted shares vesting event during 2010. Mr. Winfrey did not have a restricted shares vesting event during 2010. Mr. Howard had 8,910 restricted shares vested on November 30, 2010 and 2,892 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day). Ms. Schmitz had 28,001 restricted shares vested on November 30, 2010 and 11,887 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day). Mr. Fawaz had 25,456 restricted shares vested on November 30, 2010 and 8,312 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day). Mr. Schremp had 21,637 restricted shares vested on November 30, 2010 and 7,022 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day). Mr. Doody had 25,456 restricted shares vested on November 30, 2010 and 8,655 shares were withheld at vesting to cover taxes at a market value of $33.68 per share (the average of the low and high trading prices on that day).

(3)	Amount attributed to the average high and low market values of the stock on the day the stock vested.

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Employment Agreements

Michael J. Lovett

On February 1, 2010, Charter executed an amended and restated employment agreement with Mr. Lovett (as amended, the “Lovett Agreement”). Under the Lovett Agreement, Mr. Lovett is to serve as Charter’s President and Chief Executive Officer for a term expiring on January 31, 2013 and to receive a $1,300,000 base salary per year during the term, to be reviewed on an annual basis. Mr. Lovett is eligible to receive an annual cash performance-based bonus equal to 165% of his annual base salary earned for that applicable year, as adjusted by the Compensation and Benefits Committee of Charter’s board of directors.

Each annual equity award during the term of the Lovett Agreement is to have the aggregate fair value on the grant date of $4,500,000 and for the year 2010, the annual equity award shall include a stock option grant to purchase at least 215,000 shares of common stock. He is eligible to participate in other employee benefit plans, programs and arrangements generally available to other senior executives and is eligible for other or additional long-term incentives in the sole discretion of the Compensation and Benefits Committee and/or the board of directors, including stock option grants and restricted stock awards. The Lovett Agreement contains a two-year non-compete provision and a two year non-solicitation clause.

Neil Smit

On January 21, 2010, we announced that Mr. Smit that would resign as President, Chief Executive Officer and member of Charter’s board of directors, effective February 28, 2010. Details regarding his separation and severance follow in the section titled “Separation and Related Arrangements.”

Christopher L. Winfrey

Effective November 1, 2010, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $525,000 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Winfrey Agreement contains a two-year non-compete provision and a two year non-solicitation clause.

Kevin D. Howard

On March 1, 2010, Charter and Mr. Howard entered into an amended and restated employment agreement (the “Howard Agreement”). The Howard Agreement provides that Mr. Howard shall be employed in an executive capacity as Senior Vice President — Finance, Controller and Chief Accounting Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial reporting and accounting, at a current base salary of $305,000 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 65% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Howard Agreement contains a two-year non-compete provision and a two year non-solicitation clause. During the period of August 1, 2010 through October 31, 2010 when Mr. Howard served as Interim Chief Financial Officer, Mr. Howard’s base annual salary increased to $449,000 and his target bonus increased to 75% of his annual base salary.

Eloise E. Schmitz

On April 12, 2010, we announced that Eloise E. Schmitz, former Executive Vice President and Chief Financial Officer, would leave the Company upon the expiration of the term of her employment agreement on July 31, 2010. Details regarding her separation and severance follow in the section titled “Separation and Related Arrangements.”

Marwan Fawaz

On March 15, 2011, we announced Mr. Fawaz’s separation from the Company, effective March 25, 2011. Details regarding his separation follow in the section titled “Separation and Related Arrangements.”

On February 23, 2010, Charter executed an amended and restated employment agreement with Mr. Fawaz that was subsequently amended by Amendment No. 1 to the Amended and Restated Employment Agreement (as amended, the “2010 Fawaz Agreement”). The 2010 Fawaz Agreement provided that Mr. Fawaz be employed in an executive capacity as Executive Vice President, Operations and Chief Technology Officer and provided for a grant of 12,410 restricted shares of Class A common stock. On January 3, 2011, Charter executed an amended and restated employment agreement with Mr. Fawaz (the “Fawaz Agreement”). The Fawaz Agreement provides that Mr. Fawaz shall be employed in an executive capacity as Executive Vice President, Strategy and Chief Technology Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the development of the Company’s products and services and the engineering and technological operations for the Company’s systems, products and services. The Fawaz Agreement provides that Mr. Fawaz shall be employed at a base salary of $650,000 through May 2, 2011 when Mr. Fawaz shall begin to receive an annual base salary of $550,000 per year, to be reviewed on an annual basis. Mr. Fawaz is eligible to participate in the incentive bonus plan with a target bonus of up to 125% of his annual base salary for the period from the date of the 2010 Fawaz Agreement through May 2, 2011 and thereafter up to 75% of his annual base salary. Mr. Fawaz is also eligible to receive such other employee benefits as are available to other senior executives. The Fawaz Agreement contains a two-year non-compete provision and a two year non-solicitation clause.

Ted W. Schremp

On February 14, 2011, we announced Mr. Schremp’s resignation as Executive Vice President, Operations and Marketing. Details regarding his separation follow in the section titled “Separation and Related Arrangements.”

On February 23, 2010, Charter executed an amended and restated employment agreement with Mr. Schremp (the “2010 Schremp Agreement”). The 2010 Schremp Agreement provided that Mr. Schremp be employed in an executive capacity as Executive Vice President and Chief Marketing Officer and provided for a grant of 9,690 restricted shares of Class A common stock. On January 3, 2011, Charter executed an amended and restated employment agreement with Mr. Schremp (the “Schremp Agreement”). The Schremp Agreement provided that Mr. Schremp would be employed in an executive capacity as Executive Vice President, Operations and Marketing with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the marketing of the Company’s products and services and the customer service operations for the Company’s products and services. The Schremp Agreement provided that Mr. Schremp would be employed at a base salary of $550,000 per year beginning December 19, 2010, to be reviewed on an annual basis. Mr. Schremp was eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He was also eligible to receive such other employee benefits as were available to other senior executives. The Schremp Agreement contained a two-year non-compete provision and a two year non-solicitation clause.

Gregory L. Doody

On July 27, 2010, Charter and Mr. Doody entered into an employment agreement (the “2010 Doody Agreement”). The 2010 Doody Agreement provided that Mr. Doody be employed in an executive capacity as Executive Vice President and General Counsel. On January 3, 2011, Charter executed an amended and restated employment agreement with Mr. Doody (the “Doody Agreement”). The Doody Agreement provides that Mr. Doody shall be employed in an executive capacity as Executive Vice President, Programming and Legal Affairs with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for government relations of the Company and the programming arrangements for the Company’s products and services. The Doody provides that Mr. Doody shall be employed at a base salary of $550,000 per year beginning December 19, 2010, to be reviewed on an annual basis. Mr. Doody is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Doody Agreement contains a two-year non-compete provision and a two year non-solicitation clause.

Separation and Related Arrangements

The following tables show payments due to each of the Named Executive Officers upon termination of employment, assuming that the triggering of payments had occurred on December 31, 2010. As noted previously, many of our Named Executive Officers entered into new employment agreements at the beginning of 2011. Severance terms and conditions may differ from what is presented under the following section as a result such current employment agreements. The stock price used in these calculations is $38.94 per share, the closing price of Charter Class A common stock on the NASDAQ Global Select Market on December 31, 2010. The paragraphs that follow each table describe the termination provisions that are contained in each named executive officer’s employment agreement. These descriptions cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees are:

•	Salary through date of termination (unless otherwise stated);

•	Lump sum payment covering COBRA for the period of severance;

•	Lump sum payment of accrued and unused vacation; and

•	If, applicable, options continue to vest through any applicable severance period and are then exercisable for 60 days following the end of such period.

President, Chief Executive Officer and member of Charter’s Board (Michael J. Lovett)

			Termination by	Termination by the	Termination within
	Termination by		Charter Without	Executive for	30 Days Before or 13
	Charter for Cause		Cause (Other	Good Reason	Months After
	or Voluntary	Termination Due to	Than After	(Other Than After	Change in Control
	Termination by the	Death or Disability	Change-In-	Change-In-	for Without Cause
	Executive ($)	($)	Control) ($)	Control) ($)	or Good Reason ($)

Severance	—	—	8,612,500	8,612,500	8,612,500
Bonus(1)	—	2,006,708	2,006,708	2,006,708	2,006,708
CIP Bonus under VCP(2)	—	2,000,000	2,000,000	2,000,000	2,000,000
Stock Options	—	—	574,856	574,856	574,856
Restricted Stock	—	—	3,964,910	3,964,910	3,964,910
Retention Bonus(3)	(1,841,667)	—	—	—	—
Performance Cash	—	—	172,986	172,986	345,971

Total	$(1,841,667)	$4,006,708	$17,331,960	$17,331,960	$17,504,945

(1)	Bonus is the Target Bonus amount specified under the Executive’s employment agreement and payable in accordance with the 2010 Executive Bonus Plan. See the “2010 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

(2)	CIP Bonus is the Executive’s Target CIP Bonus payable in accordance with the VCP. See the “Value Creation Plan” section in the Compensation Discussion and Analysis for further plan details.

(3)	Upon execution of the Lovett Agreement, Mr. Lovett Received a retention bonus equal to $2,210,000 (the “Retention Bonus”). If Mr. Lovett’s employment with the Company terminates at any time before January 31, 2013 (the “Initial Term”), either as a result of a for cause termination by the Company or a voluntary termination by Mr. Lovett for other than good reason, Mr. Lovett will be required to repay, on a net after tax basis, an amount equal to the excess of the Retention Bonus over the product of: (i) the Retention Bonus, multiplied by: (ii) a fraction, the numerator of which is the number of full six-month periods completed during the Initial Term on the date of termination, and the denominator of which is six.

Death or Disability Termination Event

In the event that Mr. Lovett is terminated as a result of death or “disability,” Mr. Lovett, his estate or beneficiaries shall be entitled to receive:

•	In the event there is a period of time during which Mr. Lovett is not being paid annual base salary and not receiving long-term disability insurance payments, Mr. Lovett will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination; and

•	Full vesting of all amounts payable under the CIP.

Without Cause/Good Reason Termination Event

In the event that Mr. Lovett is terminated by Charter without “cause” or, upon his election, for “good reason,” Mr. Lovett will receive:

•	Two and a half (2.5) times the sum of: (i) his annual base salary; and (ii) his target bonus (165% of salary) payable over fifty-two (52) bi-weekly payroll installments following termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Full vesting of all amounts payable under the CIP;

•	Vesting of unvested restricted stock and stock options for a period of 30 months following a without cause/good reason termination event; and

•	Any portion of the Performance Cash Bank which is scheduled to be paid in the next six months following the date of termination will be paid on the next regularly scheduled payment date following the date of termination with the remainder of the performance cash bank forfeited.

Change in Control Termination Event

In the event that within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate his employment without “cause” or he terminates his employment with Charter and its subsidiaries for “good reason,” Mr. Lovett will receive:

•	Two and a half (2.5) times the sum of (i) his annual base salary; and (ii) his target bonus (165% of salary) payable over fifty-two (52) bi-weekly payroll installments following termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Full vesting of all amounts payable under the CIP;

•	Vesting of unvested restricted stock and stock options for a period of 30 months following termination, provided that if a Change in Control Event occurs during such period, then all remaining stock options that would have vested in such 30 month period shall vest and all remaining restricted stock whose restrictions would have elapsed in such 30 month period will have their restrictions lapse immediately and become non-forfeitable upon such Change in Control; and

•	An immediate payout of the full Performance Cash Bank determined as if all relevant performance goals had been achieved at 100% of the target.

Neil Smit (former Chief Executive Officer, President and member of Charter’s board)

On January 21, 2010, we announced that Mr. Smit that would resign as President, Chief Executive Officer and member of Charter’s board of directors, effective February 28, 2010. In connection with his separation from Charter, Mr. Smit did not receive any severance beyond the benefits generally available to other departing members of senior management. Further, he forfeited any unvested equity held at the date of his departure and all payments under the CIP portion of the VCP. He received a payout of $278,014 from the performance cash program.

Executive Vice President and Chief Financial Officer (Christopher L. Winfrey)

	Termination by
	Charter for		Termination by	Termination by the	Termination Within
	Cause or		Charter Without	Executive for	30 days before or 13
	Voluntary		Cause (Other	Good Reason	Months After
	Termination by the	Termination Due to	Than After	(Other Than After	Change in Control
	Executive	Death or Disability	Change-In-	Change-In-	for Without Cause
	($)	($)	Control) ($)	Control) ($)	or Good Reason ($)

Severance	—	—	1,837,500	1,837,500	1,837,500
Bonus(1)	—	53,005	53,005	53,005	53,005
Stock Options	—	—	23,464	—	561,600
Restricted Stock	—	—	1,038,413	—	3,115,200

Total	—	$53,005	$2,952,382	$1,890,505	$5,567,305

(1)	Bonus is the pro-rata Target Bonus amount specified under the Executive’s employment agreement and payable in accordance with the 2010 Executive Bonus Plan. See the “2010 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

Death or Disability Termination Event

In the event that Mr. Winfrey is terminated as a result of death or “disability,” Mr. Winfrey, his estate or beneficiaries shall be entitled to receive:

•	In the event there is a period of time during which Mr. Winfrey is not being paid annual base salary and not receiving long-term disability insurance payments, Mr. Winfrey will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments; and

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination.

Without Cause/Good Reason Termination Event

In the event that Mr. Winfrey is terminated by Charter without “cause” or, upon his election, for “good reason,” Mr. Winfrey will receive:

•	Two (2) times his annual base salary and target bonus (75% of salary) payable over fifty-two (52) equal bi-weekly payroll installments following termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Vesting of unvested restricted stock for a period of one (1) year following Charter’s termination without cause;

•	Pro-rata vesting of unvested stock options as of the date of such termination following Charter’s termination without cause; and

•	Forfeiture of unvested restricted stock and stock options if Mr. Winfrey terminates his employment for good reason.

Change in Control Termination Event

In the event that within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate his employment without “cause” or he terminates his employment with Charter and its subsidiaries for “good reason,” Mr. Winfrey will receive:

•	Two (2) times his annual base salary and target bonus (75% of salary) for the year of termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination; and

•	All unvested restricted stock and stock options shall immediately vest.

Senior Vice President — Finance, Controller and Chief Accounting Officer (former Interim Chief Financial Officer) (Kevin D. Howard)

					Termination
				Termination by	within 30 days
	Termination by		Termination by	the Executive	before or 13
	Charter for		Charter without	for Good	months after
	Cause or		Cause (other	Reason (other	Change in
	Voluntary	Termination	than after	than after	Control for
	Termination by	due to Death	Change-In-	Change-In-	without Cause or
	the Executive	or Disability	Control)	Control)	Good Reason
	($)	($)	($)	($)	($)

Severance	—	—	503,250	503,250	503,250
Bonus(1)	—	243,072	243,072	243,072	243,072
CIP Bonus under VCP(2)	—	700,000	700,000	700,000	700,000
Stock Options	—	—	22,281	22,281	22,281
Restricted Stock	—	—	346,916	346,916	346,916
Performance Cash	—	—	25,563	25,563	51,125
Restricted Cash	—	—	13,366	13,366	26,733

TOTAL	—	$943,072	$1,854,448	$1,854,448	$1,893,377

(1)	Bonus is the Target Bonus amount specified under the Executive’s employment agreement and payable in accordance with the 2010 Executive Bonus Plan. See the “2010 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

(2)	CIP Bonus is the Executive’s Target CIP Bonus payable in accordance with the VCP. See the “Value Creation Plan” section in the Compensation Discussion and Analysis for further plan details.

Death or Disability Termination Event

In the event that Mr. Howard is terminated as a result of death or “disability,” Mr. Howard, his estate or beneficiaries shall be entitled to receive:

•	In the event there is a period of time during which Mr. Howard is not being paid annual base salary and not receiving long-term disability insurance payments, Mr. Howard will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination; and

•	Full vesting of all amounts payable under the CIP.

Without Cause/Good Reason Termination Event

In the event that Mr. Howard is terminated by Charter without “cause” or, upon his election, for “good reason,” Mr. Howard will receive:

•	One (1) times his annual base salary and target bonus (65% of salary) payable over twenty-six (26) equal bi-weekly payroll installments following termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Full vesting of all amounts payable under the CIP;

•	Vesting of unvested restricted stock and stock options for a period of 12 months following a without cause/good reason termination event;

•	Any portion of the Performance Cash Bank which is scheduled to be paid in the next six months following the date of termination will be paid on the next regularly scheduled payment date following the date of termination with the remainder of the performance cash bank forfeited; and

•	Vesting of unvested restricted cash for a period of 12 months following a without cause/good reason termination event.

Change in Control Termination Event

In the event that within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate his employment without “cause” or he terminates his employment with Charter and its subsidiaries for “good reason,” Mr. Howard will receive:

•	One (1) times his annual base salary and target bonus (65% of salary) for the year of termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Full vesting of all amounts payable under the CIP;

•	Vesting of unvested restricted stock and stock options for a period of 12 months following termination, provided that if a Change in Control Event occurs during such period, then all remaining stock options that would have vested in such 12 month period shall vest and all remaining restricted stock whose restrictions would have elapsed in such 12 month period will have their restrictions lapse immediately and become non-forfeitable upon such Change in Control;

•	An immediate payout of the full Performance Cash Bank determined as if all relevant performance goals had been achieved at 100% of the target; and

•	Full vesting of all unvested restricted cash.

Eloise E. Schmitz (former Executive Vice President and Chief Financial Officer)

Effective July 31, 2010, Charter Communications, Inc. (the “Company”) entered into an agreement with Eloise E. Schmitz, Executive Vice President and Chief Financial Officer of the Company, governing the terms and conditions of the termination of her employment with the Company, as of July 31, 2010 (the “Separation Agreement”). Under the terms of the Separation Agreement, Ms. Schmitz received the amount of two times (a) her base salary, calculated at an annual rate of $525,000 and (b) her annual target bonus of $393,750 through July 31, 2012, (the “Separation Term”), which will be paid over the remainder of the Separation Term in equal bi-weekly installments on Company’s regular pay days for executives; provided that, the total of such payments shall not exceed, in the aggregate, the gross amount of $1,837,500. Further, Ms. Schmitz received a lump sum payment of $2,250,000 equal to the target bonuses under the Cash Incentive Program pursuant to the Company’s Value Creation Plan. She also received a lump sum payment equal to twenty-four times the monthly cost, at the time of termination, for paid coverage for health, dental and vision benefits under COBRA of $22,487, outplacement services through July 31, 2011 and all remaining hours of accrued and unused vacation. Ms. Schmitz has agreed to abide by the non-disparagement provision in the Separation Agreement and released the Company from any claims arising out of or based upon any facts occurring prior to the date of the Separation Agreement. She has also agreed that she will continue to be bound by the non-competition (through July 30, 2011), non-interference and non-disclosure provisions contained in her July 1, 2008 Employment Agreement, as amended.

Executive Vice President, Strategy and Chief Technology Officer (Marwan Fawaz)

On March 15, 2011, we announced Mr. Fawaz’s separation from the Company, effective March 25, 2011. We anticipate entering into an agreement with Mr. Fawaz, Executive Vice President and Chief Technology Officer of the Company, governing the terms and conditions of separation from the Company (the “Separation Agreement”). Under the terms of the proposed Separation Agreement, Mr. Fawaz would receive the amount of two times (a) his base salary that he would have received in 2011, calculated at a rate of $650,000 per annum through May 2, 2011 and an annual rate of $550,000 per annum through the remainder of the year, and (b) his annual target bonus of $546,199, from the date of separation through March 25, 2013 (the “Separation Term”), which will be paid over the remainder of the Separation Term in equal bi-weekly installments on Company’s regular pay days for executives; provided that, the total of such payments shall not exceed, in the aggregate, the gross amount of $2,259,246. Further, Mr. Fawaz would receive a lump sum payment of $1,300,000 equal to the target bonuses under the Cash Incentive Program pursuant to the Company’s Value Creation Plan. He also would retain his restricted stock awards of 25,455 shares of the Company’s Class A common stock vesting on November 30, 2011 and 12,410 shares vesting on February 23, 2012; a pro rata portion of his stock option award that would have vested on March 1, 2012 in the amount of 1,644 shares of Class A common stock; a lump sum payment equal to twenty-four times the monthly cost, at the time of termination, for paid coverage for health, dental and vision benefits under COBRA of $22,845; and outplacement services through March 25, 2012 and all remaining hours of accrued and unused vacation. Upon execution of the proposed agreement, Mr. Fawaz will agree to abide by the non-disparagement provision in the Separation Agreement and release the Company from any claims arising out of or based upon any facts occurring prior to the date of the Separation Agreement. He has also agreed that he will continue to be bound by the non-competition (through March 25, 2013), non-interference and non-disclosure provisions contained in his January 3, 2011 Employment Agreement.

Ted W. Schremp (former Executive Vice President, Operations and Marketing)

On February 14, 2011, Mr. Schremp resigned as Executive Vice President, Operations and Marketing. On February 22, 2011, Mr. Schremp and the Company entered into a separation agreement pursuant to which Mr. Schremp agreed to provide transition services to the Company. Mr. Schremp will receive six months of his annual base salary of $550,000 through August 14, 2011 payable in bi-weekly installments.

Executive Vice President, Programming and Legal Affairs (Gregory L. Doody)

As previously noted, on January 4, 2011, Charter and Mr. Doody entered into an amended and restated employment agreement with revisions to his title, responsibilities and compensation from his 2010 employment agreement. The following was prepared with compensation information applicable as of December 31, 2010. Severance terms may differ from the following based on Mr. Doody’s current employment agreement with Charter. For more information on Mr. Doody’s current and prior employment agreements, see “Employment Agreements — Gregory L. Doody”.

					Termination
				Termination by	within 30 days
	Termination by		Termination by	the Executive	before or 13
	Charter for		Charter without	for Good	months after
	Cause or		Cause (other	Reason (other	Change in
	Voluntary	Termination	than after	than after	Control for
	Termination by	due to Death or	Change-In-	Change-In-	without Cause or
	the Executive	Disability	Control)	Control)	Good Reason
	($)	($)	($)	($)	($)

Severance	—	—	1,925,000	1,925,000	1,925,000
Bonus(1)	—	474,000	474,000	474,000	474,000
Stock Options	—	—	38,936	—	213,900
Restricted Stock	—	—	991,218	—	1,982,435

TOTAL	—	$474,000	$3,429,154	$2,399,000	$4,595,335

(1)	Bonus is the Target Bonus amount specified under the Executive’s employment agreement and payable in accordance with the 2010 Executive Bonus Plan. See the “2010 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

Death or Disability Termination Event

In the event that Mr. Doody is terminated as a result of death or “disability,” Mr. Doody, his estate or beneficiaries shall be entitled to receive:

•	In the event there is a period of time during which Mr. Doody is not being paid annual base salary and not receiving long-term disability insurance payments, Mr. Doody will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments; and

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination.

Without Cause/Good Reason Termination Event

In the event that Mr. Doody is terminated by Charter without “cause” or, upon his election, for “good reason,” Mr. Doody will receive:

•	Two (2) times his annual base salary and target bonus (75% of salary) payable over fifty-two (52) equal bi-weekly payroll installments following termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination;

•	Vesting of unvested restricted stock for a period of one (1) year following Charter’s termination without cause;

•	Pro-rata vesting of unvested stock options as of the date of such termination; and

•	Forfeiture of unvested restricted stock and stock options if Mr. Doody terminates his employment for good reason.

Change in Control Termination Event

In the event that within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate his employment without “cause” or he terminates his employment with Charter and its subsidiaries for “good reason,” Mr. Doody will receive:

•	Two (2) times his annual base salary and target bonus (75% of salary) for the year of termination;

•	A pro-rata bonus previously earned for the performance period ending prior to the date of termination; and

•	All unvested restricted stock and stock options shall immediately vest.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1) any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 31, 2011 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2011 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 114,566,527 shares of Class A common stock outstanding as of January 31, 2011. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class

5% Stockholders:
AP Charter Holdings, L.P. and certain affiliated funds(2)	35,691,033	30.90%
Oaktree Opportunities Investments, L.P. and certain affiliated funds(3)	20,156,185	17.53%
Funds advised by Franklin Advisers, Inc.(4)	19,363,966	16.53%
Funds affiliated with Encore LLC(5)	11,203,955	9.78%
Paul G. Allen(6)	8,654,722	7.23%
Executive Officers and Directors:
Robert Cohn	2,536	*
W. Lance Conn	2,536	*
Darren Glatt(7)	35,691,033	30.90%
Craig Jacobson	5,292	*
Bruce A. Karsh(8)	20,156,185	17.53%
Edgar Lee(9)	20,156,185	17.53%
John D. Markley, Jr.	2,536	*
David C. Merritt	2,536	*
Stanley Parker(10)	35,691,033	30.90%
Eric L. Zinterhofer	2,116	*
Michael J. Lovett(11)	184,870	*
Christopher L. Winfrey(12)	110,000	*
Kevin D. Howard(13)	30,086	*
Marwan Fawaz(14)	105,464	*
Ted W. Schremp(15)	82,579	*
Gregory L. Doody(16)	82,711	*
All executive officers and directors as a group (18 persons)(17)	56,537,848	48.72%

*	less than 1%

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock.

(2)	Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 14, 2011, includes an aggregate of 34,759,665 shares of Class A common stock and warrants exercisable for 931,368 shares of Class A common, of which (i) 30,621,376 shares are held of record by AP Charter Holdings (Sub), LLC (“AP Charter Sub”); (ii) 1,264,996 shares and warrants exercisable for 121,370 shares are held of record by Red Bird, L.P. (“Red Bird”); (iii) 450,653 shares and warrants exercisable for 45,243 shares are held of record by Blue Bird, L.P. (“Blue Bird”); (iv) 185,268 shares and warrants exercisable for 19,661 shares are held of record by Green Bird, L.P. (“Green Bird”); (v) 1,332,405 shares and warrants exercisable for 30,213 shares are held of record by AAA Co-Invest VI BC, Ltd. (“AAA VI”); (vi) 904,967 shares and warrants exercisable for 20,521 shares are held of record by AAA Co-Invest VII BC, Ltd. (“AAA VII”); and (vii) warrants exercisable for 694,360 shares are held of record by AP Charter Holdings, L.P. (“AP Charter”).

AP Charter is the sole member and manager of AP Charter Sub. Apollo Advisors VI, L.P. (“Advisors VI”) and Apollo Advisors VII, L.P. (“Advisors VII”) serve as the general partners of AP Charter. Apollo Capital Management VI, LLC (“ACM VI”) serves as the general partner of Advisors VI, and Apollo Capital Management VII, LLC (“ACM VII”) serves as the general partner of Advisors VII. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of each of ACM VI and ACM VII. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I. Red Bird GP, Ltd. (“Red Bird GP”) is the general partner of Red Bird, Blue Bird GP, Ltd. (“Blue Bird GP”) is the general partner of Blue Bird, and Green Bird GP, Ltd. (“Green Bird GP”) is the general partner of Green Bird. AAA Guarantor — Co-Invest VI, L.P. (“AAA Guarantor VI”) is the sole shareholder of AAA VI, and AAA Guarantor — Co-Invest VII, L.P. (“AAA Guarantor VII”) is the sole shareholder of AAA VII. Apollo SVF Management, L.P. (“SVF Management”) is the director of each of Red Bird GP and Blue Bird GP, and Apollo Value Management, L.P. (“Value Management”) is the director of Green Bird GP. The general partner of SVF Management is Apollo SVF Management GP, LLC (“SVF Management GP”), and the general partner of Value Management is Apollo Value Management GP, LLC (“Value Management GP”). Apollo Capital Management, L.P. (“Capital Management”) is the sole member and manager of each of SVF Management GP and Value Management GP. The general partner of Capital Management is Apollo Capital Management GP, LLC (“Capital Management GP”). The sole shareholder of Red Bird GP is Apollo SOMA Advisors, L.P. (“SOMA Advisors”), the sole shareholder of Blue Bird GP is Apollo SVF Advisors, L.P. (“SVF Advisors”), and the sole shareholder of Green Bird GP is Apollo Value Advisors, L.P. (“Value Advisors”). The general partner of SOMA Advisors is Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), the general partner of SVF Advisors is Apollo SVF Capital Management, LLC (“SVF Capital Management”), and the general partner of Value Advisors is Apollo Value Capital Management, LLC (“Value Capital Management”). Apollo Principal Holdings II, L.P. (“Principal II”) is the sole member and manager of each of SOMA Capital Management, SVF Capital Management and Value Capital Management. Apollo Principal Holdings II GP, LLC (“Principal Holdings GP”) is the general partner of Principal II. AAA MIP Limited (“AAA MIP”) is the general partner of each of AAA Guarantor VI and AAA Guarantor VII. Apollo Alternative Assets, L.P. (“Alternative Assets”) provides management services to AAA MIP. Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of Capital Management GP and International GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Principal I GP, Principal II GP and Management Holdings GP.

Neither AP Charter Sub or AP Charter has any voting or dispositive power over the shares of Common Stock or the Warrants held of record by any of Red Bird, Blue Bird, Green Bird, AAA VI or AAA VII, respectively, none of Red Bird, Blue Bird, Green Bird, AAA VI or AAA VII have any voting or dispositive power over the shares of Common Stock held of record by AP Charter Sub or the Warrants held of record by AP Charter, and

AP Charter Sub does not have any voting or dispositive power over the Warrants held of record by AP Charter. AP Charter Sub disclaims beneficial ownership of any shares of the Common Stock held of record, or issuable upon the exercise of Warrants held by, any of Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or AP Charter, respectively, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. AP Charter disclaims beneficial ownership of any shares of the Common Stock held of record by AP Charter Sub, and any shares of the Common Stock held of record, or issuable upon the exercise of Warrants held by, any of Red Bird, Blue Bird, Green Bird, AAA VI or AAA VII, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Red Bird, Blue Bird, Green Bird, AAA VI and AAA VII each disclaim beneficial ownership of any shares of the Common Stock held of record, or issuable upon the exercise of Warrants held by, one another or by AP Charter Sub or AP Charter, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, Red Bird GP, Blue Bird GP, Green Bird GP, AAA Guarantor VI, AAA Guarantor VII, SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP, AAA MIP, Alternative Assets, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, each disclaim beneficial ownership of all shares of the Common Stock held of record, or issuable upon the exercise of Warrants held by, AP Charter Sub, Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or AP Charter, as applicable, in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal address for AP Charter Sub, AP Charter, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP and Alternative Assets is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal address for Red Bird, Red Bird GP, Blue Bird, Blue Bird GP, Green Bird, Green Bird GP, AAA VI and AAA VII is Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The principal address for AAA Guarantor VI, AAA Guarantor VII and AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands. The principal address for SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(3)	Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 14, 2011, includes shares beneficially owned by Oaktree Opportunities Investments, L.P. and warrants beneficially owned by affiliates of Oaktree Opportunities Investments, L.P. Of the shares listed, 19,725,105 are held by Oaktree Opportunities Investments, L.P. As reported in the Schedule 13G, Bruce Karsh has assigned to OCM FIE, L.P. all economic, pecuniary and voting rights with respect to 2,536 shares of restricted Class A common stock. Of the warrants included: 95,743 are held by OCM Opportunities Fund V, L.P.; 215,108 are held by OCM Opportunities Fund VI, L.P.; 104,553 are held by OCM Opportunities Fund VII Delaware, L.P.; and 13,140 are held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of

Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(4)	Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 10, 2011, includes 16,753,347 shares of Class A common stock and warrants exercisable for 2,610,619 shares of Class A common stock. The business address for Franklin Advisers, Inc. and other entities described in this footnote is One Franklin Parkway, San Mateo, California 94403. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities. Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other. The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources, Inc. and from all of its other investment management subsidiaries. Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities. Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services. Pursuant to Charter’s plan of reorganization, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s board and elected Robert Cohn, who has been serving on the board since November 30, 2009. Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

(5)	Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 10, 2011, the number of shares reported includes: 3,403,023 shares held by Encore, LLC and

7,800,932 shares held by Encore II, LLC. The managing members of Encore, LLC are Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P. Crestview Partners (ERISA), L.P. is the manager of Encore (ERISA), Ltd. The general partner of Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., and Crestview Offshore Holdings (Cayman), L.P. is Crestview Partners GP, L.P. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

The managing members of Encore II, LLC are Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. The general partner of the managing members of Encore II, LLC is Crestview Partners II, GP. The general partner of Crestview Partners GP, L.P. is Crestview, LLC. Crestview LLC is managed and owned by the following six members, Volpert Investors, L.P., Murphy Investors, L.P., DeMartini Investors, L.P., RJH Investment Partners, L.P., The 2007 Delaney Family and J&N Ventures, Inc. Each of these six entities is owned solely by family members of its related senior manager, who are: Barry Volpert, Thomas S. Murphy, Jr., Richard DeMartini, Robert J. Hurst, Bob Delaney and Jeff Marcus, respectively. The officers and directors of Crestview LLC have voting and dispositive powers with respect to the shares by beneficially owned by the Encore partnerships above. The officers and directors of Crestview LLC are as follows, Barry Volpert, Chief Executive Officer, Thomas S. Murphy, Jr., President, Robert J. Hurst, Managing Director, Richard DeMartini, Managing Director, Jeff Marcus, Managing Director, and Bob Delaney, Managing Director. The officers and directors of Crestview LLC above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Encore partnerships except to the extent of any pecuniary interest therein.

The business address for Encore, LLC, Encore II, LLC, Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P, Crestview Partners GP, L.P, Crestview Partners II, GP and Crestview, LLC is c/o Crestview Partners 667 Madison Avenue, 10th Floor, New York, New York 10065.

The business address for Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is Maples Corporate Services, Limited, PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands.

(6)	Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 11, 20111, the number of shares reported includes 3,598,108 shares of Class A common stock; shares of Class A Common Stock which are issuable upon exercise of 387,230 in CCH/CIH Warrants held; and shares of Class A Common Stock which are issuable upon exercise of 4,669,384 CII Warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(7)	By virtue of being a principal at Apollo Management, L.P, Mr. Glatt may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P. Mr. Glatt expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(8)	By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(9)	By virtue of being an employee of Oaktree Capital Management, LLC, Mr. Lee may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(10)	By virtue of being a principal at Apollo Management, L.P, Mr. Parker may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P. Mr. Parker expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(11)	Includes 101,821 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(12)	Includes 80,000 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(13)	Includes 17,818 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(14)	Includes 63,320 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(15)	Includes 52,964 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that were not vested as of January 31, 2011, however, Mr. Schremp forfeited all unvested shares upon his resignation from the Company.

(16)	Includes 50,910 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(17)	Includes shares of restricted stock issued pursuant the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted, and the shares of our Class A common stock beneficially owned described in footnotes (11), (12), (13), (14), (15) and (16).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., Charter’s Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any: (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) greater than 5 percent beneficial owner of the Company’s common stock; or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

Transactions arising out of our Restructuring

Paul Allen

In connection with Charter’s plan of reorganization (the “Plan”), on November 30, 2009, Charter, Charter Holdco, CII and Mr. Allen entered into the Exchange Agreement, pursuant to which Mr. Allen and certain persons and entities affiliated with Mr. Allen (together, the “Allen Entities”) were given the right and option, to require Charter to exchange all or any portion of their membership units in Charter Holdco (the “Holdco Units”) for Class A common stock. In February 2010, the remaining Holdco Unit was exchanged by the Allen Entities for Class A common stock. As a result, Charter and its subsidiaries hold all of the outstanding and issued Holdco Units.

In addition, as a result of the Plan and his previously issued and outstanding Class B common stock, Mr. Allen held the ability to appoint up to four members of Charter’s board. On January 18, 2011, Mr. Allen’s Class B shares were converted to Class A shares and, as a result, Mr. Allen no longer has the ability to appoint members of Charter’s board.

Noteholders

In connection with the Plan, certain holders of certain of our subsidiaries’ notes appointed members to Charter’s board upon emergence from Chapter 11, including Mr. Glatt who is an employee of Apollo Management, L.P.; Mr. Karsh who is president of Oaktree Capital Management, L.P.; and Mr. Cohn who was appointed by Funds advised by Franklin Advisers, Inc., although Mr. Cohn is not affiliated with Franklin Advisers, Inc. As set forth in “— Security Ownership of Certain Beneficial Owners and Management,” funds affiliated with AP Charter Holdings, L.P. beneficially hold approximately 31% of the Class A common stock. Oaktree Opportunities Investments, L.P. and certain affiliated funds beneficially hold approximately 18% of the Class A common stock. Funds advised by Franklin Advisers, Inc. beneficially hold approximately 17% of the Class A common stock.

Transactions Arising Out of Our Organizational Structure

Intercompany Management Arrangements

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries and Charter receives reimbursement for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including corporate overhead, administration and salary expense. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. For the year ended December 31, 2010, the subsidiaries of Charter Holdings paid a total of $246 million in management fees to Charter.

Proposal No. 2: Approval of the Executive Bonus Plan
(Item 2 on Proxy Card)

The Company’s annual Executive Bonus Plan (a copy is attached as Appendix A) provides rewards to eligible participants based on Company performance as part of the Company’s overall compensation program. See the “Compensation Discussion and Analysis” above for a description of the 2010 Executive Bonus Plan. As discussed above, the Executive Bonus Plan is a cash-based incentive plan that is designed to reward annual performance and achievement of strategic goals and align employee interests with those of our stockholders. In the past, the board and Compensation and Benefits Committee have approved the Executive Bonus Plan as well as the annual performance metrics on an annual basis (e.g, the 2010 Executive Bonus Plan). The board of directors in December 2010 approved an amended Executive Bonus Plan, which is substantially similar to our past Executive Bonus Plans, and, which was filed with the Securities and Exchange Commission pursuant to its rules. The board of directors and the Compensation and Benefits Committee will continue to set the metrics on an annual basis and the those metrics and percentage of attainment will subsequently be reported in a proxy statement or Form 10-K, but the Executive Bonus Plan itself will no longer be filed annually.

The following table sets forth the 2011 target bonus amounts payable to the participants and groups listed below in accordance with the Executive Bonus Plan assuming 100% performance attainment with information regarding participants, base salaries and target percentages applicable as of February 25, 2011.

Executive Bonus Plan

Plan Participant Name and Title	Target Dollar Amount ($)

Michael J. Lovett — President and Chief Executive Officer	2,145,000
Christopher L. Winfrey — Executive Vice President and Chief Financial Officer	393,750
Kevin D. Howard — Senior Vice President — Finance, Controller and Chief Accounting Officer	198,250
Marwan Fawaz — Executive Vice President, Strategy and Chief Technology Officer	546,199
Gregory L. Doody — Executive Vice President — Programming and Legal Affairs	412,500
All Executive Officers as a Group	4,324,449
All Non-Executive Officer Directors as a Group	—
All Plan Participants (other than Executive Officers) as a Group	20,625,805

As noted, the board of directors and the Compensation and Benefits Committee have approved the amended Executive Bonus Plan. However, in order to avail itself of the provisions of Section 162(m) of the Internal Revenue Code regarding deductibility of performance-based bonus plans (see the “Impact of Tax and Accounting” above), the Company is required to obtain shareholder approval of the plan. This amended Executive Bonus Plan is virtually identical to the Company’s executive bonus plans of the past, pays awards on definitive and measurable performance goals, while incentivizing the plan’s participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE BONUS PLAN.

Proposal No. 3: Approval of the Executive Incentive Performance Plan
(Item 3 on Proxy Card)

The board of directors adopted the Executive Incentive Performance Plan (“EIPP”) effective January 2, 2011, subject to approval by the Company’s stockholders. The EIPP is intended to provide for the payment of qualified, performance-based compensation in the form of bonuses that is not subject to the deduction limitation of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1,000,000 the amount of an employer’s deduction for a fiscal year relating to compensation for certain executive officers, with exception for specific types of compensation such as performance-based compensation.

Participation.  Participation in the EIPP will be determined annually by the Section 162(m) Committee of the board of directors. The participants in the EIPP for any Performance Period (as determined by the Section 162(m) Committee) shall be comprised of each employee of the Company who is a “covered employee” for purposes of Section 162(m), or who may be such a covered employee as of the end of a tax year for which the Company would claim a tax deduction in connection with payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a participant for such Performance Period by the Section 162(m) Committee at the time a Target Award is established for such employee.

Target Awards and Bonus Payment.  The Section 162(m) Committee shall establish objective performance criteria for the Target Award of each participant for each Performance Period in writing. Such formula shall be based upon one or more of the following criteria, individually or in combination, as determined by the Section 162(m) Committee in its discretion shall determine: (a) adjusted EBITDA; (b) adjusted EBITDA less capital expenditures; (c) revenue; (d) pre-tax or after-tax return on equity; (e) earnings per share; (f) pre-tax or after-tax net income, as defined by the Committee; (g) business unit or departmental pre-tax or after-tax income; (h) book value per share; (i) market price per share; (j) relative performance to peer group companies; (k) expense management; and (l) total return to stockholders. Such formula shall be sufficiently detailed and objective so that a third party having knowledge of the relevant performance results could calculate the bonus amount to be paid to the participant pursuant to such Target Award formula.

The Section 162 (m) Committee shall have the right to reduce the amount payable pursuant to a Target Award of a participant in its sole discretion at any time and for any reason before the bonus is payable to the participant, based on such criteria as it shall determine. Notwithstanding any contrary provision of the EIPP, the Section 162(m) Committee may not adjust upwards the amount payable pursuant to a Target Award subject to the EIPP, nor may it waive the achievement of the performance criteria established pursuant to the EIPP for the applicable Performance Period.

The bonus payable under this Plan shall be the sole bonus payable to each participant with respect to a Performance Period. The amount payable pursuant to a Target Award may be paid in the form of cash, an award of restricted stock or other benefit under the Company’s Amended and Restated 2009 Stock Incentive Plan, or any other form of payment approved by the Section 162(m) Committee; provided that the value of such payments at the time the payment, credit or award is made, does not exceed the dollar amount of the Target Award.

The maximum bonus amount payable to each participant for any calendar year Performance Period shall be $10,000,000. The Section 162(m) Committee shall have the power to impose such other restrictions on Target Awards and bonuses subject to the EIPP as it may deem necessary or appropriate to ensure that such bonuses satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto.

The proposed Executive Bonus Plan, described in Proposal No. 2 above, is the Company’s only current plan which has been approved by the Company’s Section 162(m) Committee as an incentive performance plan. Therefore, the target awards payable under the EIPP assuming attainment of 100% any established performance criteria for certain participants and groups, are the same awards as shown in the table for Proposal No. 2.

The board of directors recommends the approval of the EIPP in order to comply with the requirements of Section 162(m) and provide performance-based compensation to our executives. A copy of the EIPP is attached as Appendix B.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE INCENTIVE PERFORMANCE PLAN.

Proposal No. 4: Approval, on an Advisory Basis, of the
Compensation of Named Executive Officers
(Item 4 on Proxy Card)

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cause a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section (above), the Compensation Tables (above), and any related information contained in this proxy statement under “Executive Compensation.”

Please review the Compensation Discussion and Analysis included in this proxy statement for a description and discussion of the Company’s compensation process and programs. We believe our compensation program provides the appropriate current compensation and incentivizes our executives to create value creation for our stockholders.

•	We provide a significant part of executive compensation in performance based incentives, including options;

•	We have four-year award and vesting cycle for stock options; and,

•	We do not provide tax gross-ups to our named executive officers.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Tables and narrative disclosure contained in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it will not be binding on the Company, the board or the Compensation and Benefits Committee, nor will it overrule any prior decision or require the board or the Compensation and Benefits Committee to take any action. However, the Compensation and Benefits Committee and the board value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation and Benefits Committee and the board will consider stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Proposal No. 5: Approval, on an Advisory Basis, of a Triennial
Advisory Vote on Executive Compensation
(Item 5 on Proxy Card)

Pursuant to SEC rules, we are providing our stockholders a separate vote to recommend whether an advisory vote on named executive officer compensation should occur once every one, two or three years.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs once every three years, or a triennial vote, is the most appropriate alternative for the Company at this time, and therefore the board recommends a triennial advisory vote on executive compensation. We believe that a triennial advisory vote is the best approach for the Company based on a number of considerations, including the following:

•	As described in the Compensation Discussion and Analysis section above, one of the principles of our executive compensation program is to ensure management’s interests are aligned with our investors’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance;

•	A three-year vote cycle gives the board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our people and Compensation and Benefits Committee sufficient time to thoughtfully consider and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes. In the future, we may determine that a more frequent advisory vote is appropriate, either in response to the vote of the Company’s stockholders on this proposal or for other reasons.

Although the vote is non-binding, our board of directors will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures. The Company’s stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the board or the Company in any way, the board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS SHAREOWNERS SELECT “THREE YEARS” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Proposal No. 6: Ratification of the Appointment of
Independent Registered Public Accounting Firm
(Item 6 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2011. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s principal accountant in 2010 and 2009, and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2011. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2010 and 2009, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $4.0 million and $5.5 million, respectively.

Audit-Related Fees

We did not incur any audit-related fees during the year ended December 31, 2010. We incurred fees to KPMG of approximately $0.1 million during the year ended December 31, 2009. These services were primarily related to certain agreed-upon procedures.

Tax Fees

None.

All Other Fees

We incurred other fees to KPMG of approximately $0.1 million during the year ended December 31, 2010. These services were primarily related to due diligence related to acquisitions. None were incurred for the year ended December 31, 2009.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2010 and 2009. Each year, including 2010, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2010 the Audit Committee consisted of Messrs. Jacobson, Merritt, and Temple. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. Mr. Temple resigned as a director and Audit Committee member in January 2011 and Mr. Markley was appointed to fill the vacancy.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held eight meetings in 2010.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2010. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2010.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

DAVID C. MERRITT
CRAIG A. JACOBSON
JOHN D. MARKLEY, JR.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2010 fiscal year.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2012 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2012 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 18, 2011. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2012 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 7, 2012 and no later than February 1, 2012. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2010 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Charter Communications, Inc. 2010 10-K, without exhibits, at no charge by writing to the Company at 12405 Powerscourt Drive, St. Louis, MO 63131, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2010 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2010 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

Appendix A

Executive Bonus Plan

OVERVIEW

The Executive Bonus Plan (“Plan”) of Charter Communications, Inc. (the “Company”) is an annual plan that provides eligible employees an incentive to align goals and performance with the Company’s strategic objectives. As with all compensation plans, this Plan is created based on the Company’s current business position, and may be examined and changed in accordance with any changes in business position.

OBJECTIVE

Provide a strong corporate identity and provide awards commensurate with the achievement of aggressive financial performance measures and customer satisfaction goals.

Foster teamwork throughout the company, operating groups, KMAs, systems and functional areas.

Evaluate effort and contribution based on a combination of specific objectives and performance that correlate with the Company’s long-term business plan and compensation strategy.

ELIGIBILITY

Executive Officers of the Company and certain other managerial and professional employees of the Company and its subsidiaries are eligible to participate in the Company’s Executive Bonus Plan. Eligibility for participation in the Plan is based on the employee’s position level and salary grade in the organization. A bonus target (i.e., percentage of base pay) will be assigned annually to strategic positions in the Company based on market competitiveness as well as overall impact. Actual bonus eligibility is determined by Senior Management.

AWARDS

Senior Management will develop annual performance measures under the Plan, including establishing target awards. The measures and awards will be subject to the approval of the Board of Directors, or the Board’s Compensation and Benefits Committee. Once approved, management will communicate the performance measures, target awards and other details to employees who are eligible for bonuses. All such measures, awards and other details shall be subject to the terms of the Plan.

ADMINISTRATION

All bonus payments made pursuant to this Plan are subject to the approval of the Board of Directors, or the Board’s Compensation and Benefits Committee. Bonuses for eligible employees for any plan year will be determined based on the extent to which the Company’s (or, if applicable, an employee’s particular operating group or key market area’s) performance during that year meets or exceeds budgeted goals with respect to performance measures as set forth in the Bonus Plan. It is the intention of the Company to pay bonuses pursuant to the Plan, no later than March 15th of the following year, but the payment date may vary based on management discretion.

Unless otherwise provided by law, bonuses are not considered earned until paid. If an individual’s employment is terminated (either voluntarily or involuntarily) prior to the date on which any bonus is paid, payment of the bonus (in whole or in part) shall be at the sole and exclusive discretion of management; provided that, an individual shall be considered an active employee, eligible for the prior year’s bonus, similar to other active employees in the Plan, if

A-1

an individual has separated from the Company between December 31 and the date on which the bonus is paid due to position elimination, death, disability or retirement. Any decision by management to pay any portion of the bonus to an individual whose employment has been terminated must be approved by the SVP of Human Resources and included as a provision in a separation agreement and full release executed by the individual. Participants on a leave of absence when the bonuses are paid will receive their bonus upon returning to an active status.

As with all compensation programs, this Plan or an individual’s Target Award may be reviewed periodically and changed, supplemented or eliminated if deemed appropriate by the Company, within its discretion. Employees are eligible for only one bonus plan and any variance to this limitation requires the approval of both Senior Management and the SVP — Human Resources. Employees who are eligible to participate in a commission plan are not eligible for the Executive Bonus Plan.

This document is only intended to describe the terms of the bonus structure, and no employee should interpret it as an employment contract or a contract of any other kind.

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Appendix B

CHARTER COMMUNICATIONS, INC.

EXECUTIVE INCENTIVE PERFORMANCE PLAN

Article I.

Establishment And Purpose

1.1 Establishment of the Plan.   Charter Communications, Inc. (the “Company”) hereby establishes the Charter Communications, Inc. Executive Incentive Performance Plan (the “Plan”).

1.2 Purpose.   Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 the amount of an employer’s deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation.

This Plan is intended to provide for the payment of qualified performance-based compensation in the form of bonuses that is not subject to the Section 162(m) deduction limitation.

1.3 Effective Date.   The effective date of the Plan is January 1, 2011, subject to approval of the material terms of the Plan by the Company’s shareholders.

Article II.

Definitions

2.1 Definitions.   Whenever used herein, the following terms will have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Section 162(m) Committee of the Board, or another committee appointed by the Board to serve as the administrator for the Plan, which committee at all times consists of persons who are “outside directors” as that term is defined in the regulations promulgated under Section 162(m) of the Code.

(d) “Company” means Charter Communications, Inc.

(e) “Employer” means the Company and any entity that is a subsidiary or affiliate of the Company.

(f) “Participant” for a Performance Period means an officer or other key employee who is designated by the Committee as a participant in the Plan for that Performance Period in accordance with Article III.

(g) “Target Award” shall mean the maximum amount that may be paid to a Participant as a bonus for a Performance Period if certain performance criteria are achieved in the Performance Period.

(h) “Performance Period” shall mean the fiscal year of the Company; or any other period designated as a Performance Period by the Committee.

2.2.  Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

Article III.

Eligibility And Participation

3.1 Eligibility.   The Participants in this Plan for any Performance Period shall be comprised of each employee of the Company who is a “covered employee” for purposes of Section 162(m) of the Code, or who may be such a covered employee as of the end of a tax year for which the Company would claim a tax deduction in connection payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a Participant for such Performance Period by the Committee at the time a Target Award is established for such employee.

3.2 Participation.   Participation in the Plan will be determined annually by the Committee. Employees approved for participation will be notified of their selection as soon after approval as practicable.

3.3 Termination of Approval.   The Committee may withdraw approval for a Participant’s participation at any time. In the event of such withdrawal, the Employee concerned will cease to be a Participant as of the date of such withdrawal. The Employee will be notified of such withdrawal as soon as practicable following the Committee’s action. A Participant who is withdrawn from participation under this Section will not receive any award for the Performance Period under this Plan.

Article IV.

Performance Criteria

4.1 Target Awards.   The Committee shall establish objective performance criteria for the Target Award of each Participant for each Performance Period in writing. Such formula shall be based upon one or more of the following criteria, individually or in combination, as determined by the Committee in its discretion shall determine: (a) adjusted EBITDA; (b) adjusted EBITDA less capital expenditures; (c) revenue; (d) pre-tax or after-tax return on equity; (e) earnings per share; (f) pre-tax or after-tax net income, as defined by the Committee; (g) business unit or departmental pre-tax or after-tax income; (h) book value per share; (i) market price per share; (j) relative performance to peer group companies; (k) expense management; and (l) total return to stockholders. Such formula shall be sufficiently detailed and objective so that a third party having knowledge of the relevant performance results could calculate the bonus amount to be paid to the Participant pursuant to such Target Award formula.

Such Target Award shall be established in writing by the Committee no later than 90 days after the beginning of such Performance Period (but no later than the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered pre-established).

4.2 Payment of Bonus.   As a condition to the right of a Participant to receive any bonus under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that the performance criteria of the Target Award have been achieved and that the bonus amount of such Target Award has been accurately determined in accordance with the provisions of this Plan. For this purpose, approved minutes of a meeting of the Committee in which the certification is made shall be treated as written certification.

The Committee shall have the right to reduce the amount payable pursuant to a Target Award of a Participant in its sole discretion at any time and for any reason before the bonus is payable to the Participant, based on such criteria as it shall determine. Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to a Target Award subject to this Plan, nor may it waive the achievement of the performance criteria established pursuant to this Plan for the applicable Performance Period.

The bonus amount so determined by the Committee shall be paid to the Participant as soon as administratively practical after the amount of the bonus had been determined and documented as provided above. The bonus payable under this Plan shall be the sole bonus payable to each Participant with respect to a Performance Period.

The amount payable pursuant to Target Award may be paid in the form of cash, an award of Restricted Stock or other benefit under the Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan, or any other form of payment approved by the Committee; provided that the value of such payments at the time the payment, credit or award is made, does not exceed the dollar amount of the Target Award.

4.3 Maximum Bonus.   The maximum bonus amount payable to each Participant for any calendar year Performance Period shall be $10,000,000.

The Committee shall have the power to impose such other restrictions on Target Awards and bonuses subject to this Plan as it may deem necessary or appropriate to ensure that such bonuses satisfy all requirements for

“performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto.

Article V.

Rights Of Participation

5.1. Employment.   Nothing in this Plan will interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

5.2 Nontransferability.   No right or interest of any Participant in this Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge, and bankruptcy.

5.3 No Funding.   Nothing contained in this Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or any other person. Amounts due under this Plan at any time and from time to time will be paid from the general funds of the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

5.4 No Rights Prior to Award Approval.   No Participant will have any right to payment of a bonus pursuant to this Plan unless and until it has been determined and approved under Section 4.2.

Article VI.

Administration

6.1 Administration.   This Plan will be administered by the Committee according to any rules that it may establish from time to time that are not inconsistent with the provisions of the Plan.

6.2 Expenses of the Plan.   The expenses of administering the Plan will be borne by the Company.

Article VII.

Requirements Of Law

7.1 Governing Law.   The Plan will be construed in accordance with and governed by the laws of the State of Missouri.

7.2 Withholding Taxes.   The Company has the right to deduct from all payments under this Plan any Federal, State, or local taxes required by law to be withheld with respect to such payments.

Article VIII.

Amendment And Termination

8.1 Amendment and Termination.   The Committee, in its sole and absolute discretion may modify or amend any or all of the provisions of this Plan at any time and from time to time, without notice, and may suspend or terminate it entirely.

Article IX.

Shareholder Approval

9.1 Shareholder Approval.   This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the shareholders of the Company at the 2011 Annual Meeting of Shareholders, and such shareholder approval shall be a condition to the right of a Participant to receive any bonus hereunder.

The undersigned hereby certifies that this Plan was duly adopted by the Board at its meeting on December 15, 2010.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. — COMMON 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00000892811 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert Cohn 02 W. Lance Conn 03 Darren Glatt 04 Craig A. Jacobson 05 Bruce A. Karsh 06 Edgar Lee 07 Michael J. Lovett 08 John D. Markley, Jr. 09 David C. Merritt 10 Stan Parker 11 Eric L. Zinterhofer CHARTER COMMUNICATIONS, INC. 12405 POWERSCOURT DRIVE ST. LOUIS, MO 63131 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve the Company’s Executive Bonus Plan. 3 To approve the Company’s Executive Incentive Performance Plan. 4 An advisory vote on executive compensation. The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain 5 An advisory vote on the frequency of holding an advisory vote on executive compensation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 6 To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011. NOTE: To vote on any other matters properly brought before the stockholders at the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign p ersonally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

00000892812 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2011 Notice and Proxy Statement, 2010 Annual Report is/are available at www.proxyvote.com . CHARTER COMMUNICATIONS, INC. Annual Meeting of Stockholders April 26, 2011 10:00 AM This proxy is solicited by the Board of Directors The stockholders hereby appoint Michael J. Lovett, Gregory L. Doody and Richard R. Dykhouse, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, MDT on April 26, 2011, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side